The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-131385

Subject to Completion, Dated March 4, 2008

Preliminary Prospectus Supplement

To prospectus dated January 30, 2006

$130,000,000

    % Convertible Senior Notes due 2028

We are offering $130,000,000 aggregate principal amount of our     % Convertible Senior Notes due 2028, or the “notes.” Holders may convert their notes into cash, shares of our common stock, or a combination of cash and shares of our common stock, as elected by us, at any time prior to the close of business on September 20, 2027 if any of the following conditions are satisfied: (1) during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the notes in effect on that last trading day; (2) during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then current Applicable Conversion Rate (as defined in this prospectus supplement); (3) if the notes have been called for redemption; or (4) if we make certain significant distributions to holders of our common stock, or we enter into specified corporate transactions. After September 20, 2027, holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

The conversion price is approximately $              per share of our common stock, equal to the Applicable Conversion Rate of      shares of our common stock, subject to adjustment. Upon conversion of the notes, holders will receive, at our election, cash, shares of common stock, or a combination of cash and shares of common stock.

In addition, following certain corporate transactions that also constitute a Qualifying Fundamental Change (as defined in this prospectus supplement), we will increase the Applicable Conversion Rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances.

The notes will bear interest at a rate of     % per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008. The notes will mature on March     , 2028.

On or after March 26, 2012, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Subject to certain conditions described in this prospectus supplement, holders may require us to purchase all or a portion of their notes on each of March 20, 2012, March 20, 2015, March 20, 2018, and March 20, 2023. In addition, if we experience specified types of corporate transactions, holders may require us to purchase all or a portion of their notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but not including, such purchase date.

The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our existing and future senior indebtedness; senior in right of payment to all of our future subordinated indebtedness; and effectively subordinated to all of our secured indebtedness, with respect to the collateral securing such indebtedness. The notes will be structurally subordinated to all present and future secured and unsecured debt and other obligations of our subsidiaries that do not guarantee the notes. The notes will not be guaranteed by any of our subsidiaries as of the date of original issuance. For a more detailed description of the notes, see “Description of the Notes” beginning on page S-32.

Our common stock is listed on the New York Stock Exchange under the symbol “BBG.” On March 3, 2008, the last reported sale price of our common stock was $46.81 per share.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-14 of this prospectus supplement and page 3 of the accompanying prospectus.

	Price to Public(1)		Underwriting Discounts and Commissions		Proceeds to Bill Barrett

Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from March , 2008, if settlement occurs after that date.

The underwriters have a 30-day option to purchase a maximum of 15% additional principal amount of the notes solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes, in book-entry form, will be made on or about March     , 2008.

Joint Book-Running Managers

Deutsche Bank Securities	Banc of America Securities LLC	JPMorgan

Co-Managers

Credit Suisse	Morgan Stanley

The date of this prospectus supplement is                     , 2008.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified herein or therein. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Prospectus Supplement

About this Prospectus Supplement	S-ii
Where You Can Find More Information	S-ii
Forward-looking Statements	S-ii
Summary	S-1
Risk Factors	S-14
Use of Proceeds	S-23
Capitalization	S-24
Price Range of Our Common Stock and Dividend Policy	S-25
Ratio of Earnings to Fixed Charges	S-26
Directors And Executive Officers	S-27
Description of Other Indebtedness	S-31
Description of the Notes	S-32
Material United States Federal Income Tax Considerations	S-66
Underwriting	S-73
Legal Matters	S-75
Experts	S-75
Glossary of Oil and Natural Gas Terms	S-76

Prospectus

About this Prospectus	1
Where You Can Find More Information	1
About Our Company	2
Risk Factors	3
Cautionary Note Regarding Forward-looking Statements	3
Use of Proceeds	4
Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred Dividends	4
General Description of Securities that We May Sell	5
Description of Debt Securities	5
Description of Capital Stock	17
Description of Depositary Shares	22
Description of Securities Warrants	24
Description of Stock Purchase Contracts and Stock Purchase Units	25
Legal Matters	25
Experts	25

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may sell any combination of common stock, debt securities or other securities described therein, in one or more offerings from time to time. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate principal amount of debt being offered and the risks of investing in our debt and equity securities. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, the notes being offered and other information you should know before investing.

Unless otherwise indicated or the context otherwise requires, in this prospectus supplement, all references to “Company,” “we,” “us,” or “our” refer to Bill Barrett Corporation and its subsidiaries. You should refer to the “Glossary of Oil and Natural Gas Terms” beginning on page S-76 for the definitions of certain oil and gas industry terms used in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site (www.sec.gov) that contains the reports, proxy and information statements that we file electronically with the SEC. Our reports, proxy and information statements are also available through our Internet site at www.billbarrettcorp.com.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our current report on Form 8-K dated January 17, 2008;

•	the description of our common stock contained in our Form 8-A registration statement filed on December 2, 2004, as amended on December 20, 2004; and

•	the description of our preferred share purchase rights contained in our Form 8-A registration statement filed on December 2, 2004, as amended December 20, 2004.

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included or incorporated by reference in this document are forward-looking statements. Forward-looking statements may be found under “Summary,” “Risk Factors,” and elsewhere in this document.

S-ii

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business and financial strategy;

•	realized oil and natural gas prices;

•	production;

•	changing regulatory environment;

•	transportation and access to pipelines;

•	lease operating expenses and costs related to the acquisition and development of oil and gas properties;

•	identified drilling locations;

•	exploration and development drilling prospects, inventories, projects and programs;

•	natural gas and oil reserves;

•	ability to obtain permits and governmental approvals;

•	technology;

•	availability and costs of drilling rigs and field services;

•	general and administrative costs, oilfield services costs, and other expenses related to our business;

•	future operating results; and

•	plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included in or incorporated into this prospectus supplement, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “seek,” “objective,” “continue,” or “encouraged,” or the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus supplement are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus supplement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those listed in the “Risk Factors” section and elsewhere in this prospectus supplement. All forward-looking statements speak only as of the date of this prospectus supplement. We do not intend to, and do not undertake any obligation to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

S-iii

SUMMARY

This summary highlights information appearing in other sections of this prospectus supplement or incorporated herein by reference. It is not complete and may not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement, the base prospectus and the documents incorporated by reference herein to understand fully the terms of the notes and other considerations that may be important to you in making your investment decision, including the “Risk Factors” sections beginning on page S-14 of this prospectus supplement and beginning on page 3 of the accompanying prospectus and the “Description of Capital Stock” section beginning on page 17 of the accompanying prospectus.

Our Company

We are a Denver, Colorado-based independent oil and gas exploration and production company focused on developing and exploring for natural gas and oil in the Rocky Mountain region of the United States. Our management team has an extensive track record of growth and significant expertise in unconventional and conventional reservoirs. Our strategy is to profitably grow our reserves and production by drilling low-risk, repeatable development wells and exploring for and developing natural gas and oil in the Rocky Mountain region. As of December 31, 2007, our estimated proved reserves were 557.6 Bcfe, of which 97% were natural gas, 59% were proved developed, and 97% were operated by us. In 2007, we produced 61.2 Bcfe and, for the month of December 2007, our net production averaged 195.0 MMcfe/d. In 2007, we generated revenues of $390.3 million and EBITDAX of $271.8 million. See “—Summary Consolidated Historical Financial Information” on page S-9 for a definition of EBITDAX (a non-GAAP measure) and a reconciliation of EBITDAX to net income. Our common stock is publicly traded on the New York Stock Exchange under the ticker symbol “BBG.”

From year-end 2002 through 2007, we grew our proved reserves and production by approximately 36% per annum and 56% per annum, respectively, and replaced 343% of production. We have built an extensive development portfolio consisting of approximately 2,100 drilling locations and have a high degree of operational control over our asset base of 1,056 gross operated wells, and have an average working interest of 94% based on our proved reserves at December 31, 2007. Given our high degree of operational control, we are in a position to more effectively control drilling, completion and production costs, the timing and plans for future drilling, and the marketing of our oil and gas production.

We intend to concentrate our capital spending program on our multi-year, low-risk development inventory in the West Tavaputs area of the Uinta Basin, the Gibson Gulch field in the Piceance Basin, and the Big George coalbed methane, or CBM, project in the Powder River Basin. For 2008, we have established a capital budget between $550 million and $600 million, of which approximately 80% or more will be allocated to these low-risk development projects primarily operated by us in these locations. We intend to allocate the balance of our capital program to delineation and exploration programs on our extensive acreage position of nearly 1.2 million net undeveloped acres. Our large-scale, high-quality exploration portfolio provides the potential for future development projects and long-term growth.

The following table provides information regarding our operations by basin as of December 31, 2007.

Basin/Area	State	Estimated Net Proved Reserves(1) (Bcfe)	December 2007 Average Daily Net Production (MMcfe/d)	Net Producing Wells	Net Undeveloped Acreage
Uinta	UT	243.6	75.6	99.4	166,212	(2)
Piceance	CO	212.2	85.2	279.3	12,404
Powder River	WY	47.7	17.9	412.3	86,566
Wind River	WY	54.0	16.1	150.8	233,157
Big Horn	WY	—	0.1	1.5	77,327
Paradox	CO/UT	—	—	—	213,529
Green River	CO/WY	—	—	—	54,965
Montana Overthrust	MT	—	—	—	161,513
Other(3)		0.1	0.1	4.5	180,118	(3)

Total		557.6	195.0	947.8	1,185,791	(2)(3)

(1)	Our estimated proved reserves were determined in accordance with SEC guidelines, using the market prices for natural gas (CIGRM price) and oil (WTI price) at December 31, 2007, which were $6.04 per MMBtu of natural gas and $92.50 per barrel of oil, without giving effect to hedging transactions. CIGRM refers to Colorado Interstate Gas Rocky Mountains price as quoted in Platt’s Inside FERC on the first business day of each month. WTI refers to West Texas Intermediate price as quoted on the New York Mercantile Exchange. Our reserve estimates are based on a reserve report prepared by us and reviewed by our independent petroleum engineer.
(2)	An additional 156,060 net undeveloped acres that are subject to drill-to-earn agreements are not included.
(3)	Includes acreage associated with Denver-Julesburg Basin and Utah Hingeline properties that are held for sale.

Business Strengths

We believe we have the following strengths:

Proven track record of efficient production and reserve growth through drilling activities.    We have increased our production and proved reserves by double-digit percentage growth rates each year that we have been in existence. In 2002, we produced 6.6 Bcfe and, in 2007, we produced 61.2 Bcfe. Proved reserves grew from 119.1 Bcfe at year-end 2002 to 557.6 Bcfe at year-end 2007. Over this time period, we replaced 288% of production through drilling and 343% of production in total. From inception through December 31, 2007, we participated in the drilling of 1,335 gross wells, achieving a 97% success rate.

Multi-year, low-risk development drilling inventory.    We have assembled an inventory of approximately 2,100 drilling locations in our three core development areas in the Uinta, Piceance, and Powder River Basins. The majority of these locations are in undeveloped areas or increased density programs where there are proved oil and gas reserves. We plan to allocate 80% or more of our capital budget to these low-risk development projects.

High operatorship and control of capital program.    Based on our year-end 2007 proved reserves, we had a weighted-average working interest of 94% and operatorship of 97%. High operatorship allows us to more effectively control operating costs, timing of development activities, application of technological enhancements, marketing of production, and allocation of our capital budget. In addition, the timing of most of our capital expenditures is discretionary, which allows us a significant degree of flexibility to adjust the size and timing of our capital development.

Experienced management team.    We believe our management team’s experience and expertise in the Rocky Mountains provides a distinct competitive advantage. Our 13 corporate officers have an average of nearly 25 years of experience working in the industry. Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and most other members of our management team worked together as executives or managers with Barrett Resources Corporation, a publicly traded Rocky Mountain oil and gas company that was founded in 1980 and sold to the Williams Companies in 2001.

Expertise with unconventional resources.    Approximately 70% of our properties are classified as unconventional resources, including basin-centered tight gas, CBM, fractured oil, and shale gas plays. According to the Department of Energy’s Information Administration’s (“EIA”) 2008 Annual Energy Outlook (Early Release), the EIA estimates that annual production from the lower 48 states’ unconventional natural gas resources will increase from 7.9 Tcf in 2005 to 9.3 Tcf in 2015.

Large undeveloped acreage position that provides potential future growth opportunities.    We have established an asset base of 1,185,791 net undeveloped leasehold acres as of December 31, 2007, as well as an additional 156,060 net undeveloped acres that are subject to drill-to-earn agreements. We have multiple exploration projects in five different basins and along the overthrust belt. We typically allocate up to 20% of our capital towards exploration and delineation projects. These projects provide us with an inventory of future long-term growth potential.

Financial flexibility.    As of December 31, 2007, we had $60.3 million in cash. At December 31, 2007, the outstanding balance under our $545.0 million committed credit facility was $274.0 million. We are committed to maintaining a conservative financial position to preserve our financial flexibility. As of March 3, 2008 and pro forma for this offering, we will have $202.6 million of borrowing capacity under our revolving credit facility. We have hedged approximately 70% of our 2008 estimated production through swaps and collars to provide certainty for a portion of operating cash flows. We hedge natural gas prices at sales points, primarily in the Rocky Mountains, which mitigates the risk of basis differential to the Henry Hub index. We believe that our operating cash flow, the proceeds of this offering, and available borrowing capacity under our credit facility provide us with the financial flexibility to pursue our currently planned development and exploration activities.

Business Strategy

Our strategy is to profitably grow our reserves and production by drilling low-risk, repeatable development wells and exploring for and developing natural gas and oil in the Rocky Mountain region. The following are key components of that strategy:

Drive growth through development drilling.    We expect to generate profitable, long-term reserve and production growth predominantly through repeatable, low-risk drilling on our development assets. We typically allocate 80% of our capital budget to our development projects. Our three core development areas have approximately 2,100 identified drilling locations as of December 31, 2007. In 2008, we plan to participate in the drilling of up to 500 gross wells across our operations.

Maximize operational control.    We seek to operate our properties and maintain a high working interest. For the month of December 2007, we operated approximately 96% of our net production. We believe the ability to control our drilling inventory will provide us with the opportunity to more efficiently allocate capital, manage resources, control operating and development costs, and utilize our experience and knowledge of oilfield technologies.

Focus on natural gas in the Rocky Mountain region.    We intend to capitalize on the large estimated undeveloped natural gas and oil resource base in the Rocky Mountains. We believe the Rocky Mountains represent one of the few natural gas regions in North America with significant remaining growth potential and, according to the EIA, the Rocky Mountains contain 22% of the United States’ natural gas reserves. All of our production is from the Rocky Mountains and, for the month of December 2007, 96% consisted of natural gas. The Rockies Express-West pipeline, which began operations in January 2008, provides Rocky Mountain producers additional takeaway capacity and access to markets with historically improved pricing for selling natural gas. There is additional pipeline capacity proposed to be built from the region over the next several years as Rocky Mountain production is expected to continue to increase.

Maintain financial flexibility and conservative financial position.    Historically, we have funded our capital program with operating cash flow, debt, sales of equity, and sales of interests in our properties. We continually monitor our debt levels to maintain a conservative financial position. For the year ended December 31, 2007, our ratio of long-term debt to EBITDAX (a non-GAAP measure defined and reconciled to net income on page S-10) was 1.0x and our ratio of EBITDAX to interest expense was 21.3x. Furthermore, we intend to continue hedging approximately 50-70% of our anticipated production on a 12-month forward basis to ensure a certain level of cash flow from operations.

Pursue high potential projects.    In addition to our low-risk development projects, we believe our management team’s experience and expertise enable us to identify, evaluate, and develop new natural gas and oil reservoirs. We have assembled several exploration projects that we believe may provide potential long-term, cost-effective drilling inventories. We have a team of geologists and geophysicists dedicated to generating new geologic concepts to provide us exposure to high-potential exploration projects. We typically add partners and enter into joint exploration agreements to reduce our capital risk and accelerate our exposure to potential reserves and production in these high potential projects.

Corporate Information

Our company was founded in 2002 and is incorporated in Delaware. Our principal executive offices are located at 1099 18th Street, Suite 2300, Denver, Colorado 80202, and our telephone number at that address is (303) 293-9100. Our website address is www.billbarrettcorp.com. The information on our website is not incorporated into this prospectus supplement and the accompanying prospectus. You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, and in the documents we incorporate by reference when making a decision whether to invest in the notes and our common stock.

THE OFFERING

The summary below describes the principal terms of the notes being offered hereunder. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms of the notes.

Issuer	Bill Barrett Corporation, a Delaware corporation

Notes Offered	$130,000,000 principal amount ($149,500,000 principal amount if the underwriters’ over-allotment option is exercised in full) of our % Convertible Senior Notes due 2028.

Use of Proceeds	We intend to use the net proceeds from this offering to repay indebtedness under our senior revolving credit facility.

Maturity	March , 2028, unless earlier redeemed, repurchased, or converted.

Ranking	The notes will be our unsecured senior obligations and will rank equal in right of payment to all of our existing and future senior indebtedness; senior in right of payment with all of our future senior subordinated indebtedness; senior in right of payment to all of our future subordinated obligations; and effectively subordinated to all of our secured indebtedness, including our senior revolving credit facility, with respect to the collateral securing such indebtedness. The notes will be structurally subordinated to all present and future secured and unsecured debt and other obligations of our subsidiaries that do not guarantee the notes. The notes will not be guaranteed by any of our subsidiaries as of the date of the original issuance.

The terms of the Indenture under which the notes will be issued do not limit our ability to incur additional indebtedness, senior or otherwise.

Interest	% per annum. Interest on the notes will begin accruing on March , 2008. Interest is payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2008.

Conversion Rights	Holders may convert their notes at any time prior to the close of business on September 20, 2027, in multiples of $1,000 principal amount, at the option of the holder under any of the following circumstances:

•	during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the notes in effect on that last trading day;

•

during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then current Applicable Conversion Rate;

•	if the notes have been called for redemption;

•	if we make certain significant distributions to holders of our common stock; or

•	upon the occurrence of specified corporate transactions described under “Description of the Notes—Conversion Upon Specified Corporate Transactions.”

Holders may also convert their notes at their option at any time beginning on September 20, 2027 and ending at the close of business on the business day immediately preceding March     , 2028 regardless of whether any of the foregoing circumstances has occurred.

Conversion Rate	The Applicable Conversion Rate for any notes to be converted will be equal to a number of shares (initially shares) of our common stock determined by dividing $1,000 by the conversion price.

The conversion price is subject to adjustment as described under “Description of the Notes—Conversion Price Adjustments.” Accordingly, an adjustment to the conversion price will result in a corresponding inverse adjustment to the Applicable Conversion Rate.

The conversion price is initially $ per share of our common stock, subject to adjustment.

The Applicable Conversion Rate may also be adjusted in certain corporate transactions. See “Description of the Notes—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change.”

Conversion Settlement

Upon conversion, we will settle our conversion obligation, at our election, in cash, shares of our common stock, or a combination of cash and shares of our common stock, in each case calculated as described under “Description of the

Notes—Settlement Upon Conversion.” If we do not elect otherwise, our conversion obligation will be settled in shares of our common stock.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by cash, shares of common stock, or the combination of cash and shares, if any, of common stock issued to you upon conversion as described under “Description of the Notes—Settlement Upon Conversion,” rather than cancelled, extinguished, or forfeited.

Redemption at Our Option	Prior to March 26, 2012, the notes are not redeemable. On or after March 26, 2012, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Purchase of Notes by Us at the Option of the Holder	Holders have the right to require us to purchase all or a portion of their notes for cash on each of March 20, 2012, March 20, 2015, March 20, 2018 and March 20, 2023, each of which we refer to as a “Purchase Date.” In each case, we will pay a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to such Purchase Date.

Fundamental Change	If we undergo a Fundamental Change, you will have the option to require us to purchase all or any portion of your notes. The Fundamental Change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest up to, but excluding, the Fundamental Change Purchase Date, payable in cash. We will pay cash for all notes so purchased. See “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change.”

Book-Entry Form	The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Any notes sold pursuant to this prospectus supplement will be represented by another such global certificate. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Material U.S. Federal Income Tax Considerations	See “Material United States Federal Income Tax Considerations” for a general summary of the U.S. federal income taxation of the ownership and disposition of the notes and the common stock into which the notes are convertible. Holders are urged to consult their respective tax advisers with respect to the application of the U.S. federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of the notes and the common stock into which the notes are convertible arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

Trading Symbol for Our Common Stock	Our common stock is traded on the New York Stock Exchange under the symbol “BBG.”

Additional Notes	We may, without the consent of the holders, reopen the notes and issue additional notes under the Indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they are fungible with the notes issued hereby for U.S. federal income tax purposes. The notes offered hereby, and any such additional notes, would be treated as a single class for all purposes under the Indenture and would vote together as one class on all matters with respect to the notes.

Risk Factors	Investing in the notes and common stock involves substantial risks. In evaluating an investment in the notes and common stock, prospective investors should carefully consider, along with the other information set forth in this prospectus supplement, the specific factors set forth under “Risk Factors” beginning on page S-14 for risks involved with an investment in the notes and common stock.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

The following table presents a summary of our consolidated historical financial information at the dates and for the periods indicated. The financial information for each of the three years ended December 31, 2005, 2006, and 2007 was derived from our audited financial statements. You should review the following information together with our historical financial statements included in our Form 10-K for the year ended December 31, 2007.

	Year Ended December 31,
	2005		2006		2007
	($ in thousands)
Statement of Operations Data:
Oil and gas production revenues(1)	$284,406		$344,127		$374,956
Other revenues	4,353		31,202		15,314

Total operating and other revenues	288,759		375,329		390,270

Operating expenses:
Lease operating expense	19,585		29,768		41,643
Gathering and transportation expense	11,950		15,721		23,163
Production tax expense	33,465		25,886		22,744
Exploration expense	10,930		9,390		8,755
Impairment, dry hole costs and abandonment expense	55,353		12,824		25,322
Depreciation, depletion and amortization	89,499		138,549		172,054
General and administrative expense	24,540		27,752		32,074
Non-cash stock-based compensation expense(2)	3,212		6,491		10,154

Total operating expenses	248,534		266,381		335,909

Operating income	40,225		108,948		54,361

Other income (expense):
Interest and other income	1,977		2,527		2,391
Interest expense	(3,175)		(10,339)		(12,754)

Total other income and expense	(1,198)		(7,812)		(10,363)

Income before income taxes	39,027		101,136		43,998
Provision for income taxes	15,222		39,125		17,244

Net income	$23,805		$62,011		$26,754

Balance Sheet Data: (end of period)
Cash and cash equivalents	$68,282		$41,322		$60,285
Total property and equipment, net	745,948		1,038,595		1,195,832
Total assets	888,945		1,187,401		1,329,687
Long-term debt	86,000		188,000		274,000
Stockholders’ equity	630,783		756,397		773,511
Cash Flow Data:
Cash provided by (used in)
Operating activities	$184,270		$236,898		$251,453
Investing activities	(304,843)		(363,314)		(323,115)
Financing activities	88,929		99,456		90,625
Other Financial Data:
EBITDAX(3)	$199,233		$276,800		$271,776
Capital Expenditures(4)	$347,427		$501,161		$443,678
Ratio of long-term debt to EBITDAX(3)	0.4	x	0.7	x	1.0	x
Ratio of EBITDAX(3) to interest expense	62.8	x	26.8	x	21.3	x
Ratio of earnings to fixed charges	12.3	x	9.5	x	3.9	x

(1)	Revenues include the effects of hedging transactions.

(2)	Non-cash stock-based compensation is presented herein as a separate line item but is combined with general and administrative expense for a total of $27.8 million, $34.2 million, and $42.2 million for the years ended December 31, 2005, 2006 and 2007, respectively. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of our required cash for general and administrative expenses. We also believe that this disclosure allows for a more accurate comparison to our peers, who may have higher or lower costs associated with equity grants.
(3)	“EBITDAX” is a non-GAAP financial measure that we define as net income before interest, taxes, impairments, depletion, depreciation, amortization, exploration expense, dry hole costs, abandonment expenses, and non-cash stock based compensation. “EBITDAX,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDAX is useful to an investor in evaluating our operating performance because this measure:

•

is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure, and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•

is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and, with certain adjustments, by our lenders pursuant to a covenant under our senior credit facility.

There are significant limitations to using EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDAX reported by different companies. The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDAX:

	Year Ended December 31,
	2005	2006	2007
	(in thousands)
Net income	$23,805	$62,011	$26,754
Interest expense	3,175	10,339	12,754
Interest and other income	(1,977)	(2,527)	(2,391)
Provision for income taxes	15,222	39,125	17,244
Depletion, depreciation and amortization	89,499	138,549	172,054
Exploration expense	10,930	9,390	8,755
Impairment, dry hole costs and abandonment expense	55,353	12,824	25,322
Stock-based compensation and other non-cash items	3,226	7,089	11,284

EBITDAX	$199,233	$276,800	$271,776

(4)	Excludes future reclamation liability accruals of $10.7 million, $6.3 million, and $1.0 million in 2005, 2006 and 2007, respectively, and includes exploration, dry hole and abandonment costs, which are expensed under successful efforts accounting, of $23.6 million, $21.0 million, and $31.8 million in 2005, 2006 and 2007, respectively. Also includes furniture, fixtures and equipment costs of $2.6 million in 2005, $2.4 million in 2006, and $4.6 million in 2007. Not deducted from the amount is $13.8 million, $92.3 million and $96.5 million of proceeds received primarily from the sales of interests in oil and natural gas properties during the years ended December 31, 2005, 2006, and 2007, respectively.

SUMMARY OPERATING AND RESERVE INFORMATION

The following table sets forth information regarding net production of oil, natural gas, and natural gas liquids and certain price and cost information for each of the periods indicated:

	Year Ended December 31,
	2005	2006	2007
Production Data:
Natural gas (MMcf)(1)	36,287	47,928	57,678
Oil (MBbls)	523	696	586
Combined volumes (MMcfe)	39,425	52,104	61,194
Daily combined volumes (MMcfe/d)	108.0	142.8	167.7
Average Prices:(2)
Natural gas (per Mcf)	$7.16	$6.40	$5.89
Oil (per Bbl)	46.68	53.50	59.87
Combined (per Mcfe)	7.21	6.60	6.13
Average Costs (per Mcfe):
Lease operating expense	$0.50	$0.57	$0.68
Gathering and transportation expense	0.30	0.30	0.38
Production tax expense	0.85	0.50	0.37
Depreciation, depletion and amortization(3)	2.27	2.69	2.87
General and administrative expense(4)	0.62	0.53	0.52

(1)	Production of natural gas liquids is included in natural gas revenues and production.
(2)	Includes the effects of hedging transactions, which reduced average natural gas prices by $0.57 per Mcf in 2005, and increased average natural gas prices by $0.46 and $1.52 per Mcf in 2006 and 2007, respectively, and reduced average oil prices by $7.01, $5.90, and $1.31 per Bbl in 2005, 2006, and 2007, respectively.
(3)	The depreciation, depletion and amortization per Mcfe for the years ended December 31, 2006 and 2007 excludes the production associated with our properties held for sale, as these properties were excluded from amortization during the appropriate periods in which these properties were classified as held for sale.
(4)	General and administrative expense presented herein excludes non-cash stock-based compensation of $3.2 million, $6.5 million, and $10.2 million for the years ended December 31, 2005, 2006, and 2007, respectively, which equates to a reduction to general and administrative expense of $0.08 per Mcfe, $0.12 per Mcfe, and $0.17 per Mcfe, respectively. Non-cash stock-based compensation is combined with general and administrative expense for a total of $27.8 million, $34.2 million, and $42.2 million for the years ended December 31, 2005, 2006, and 2007, respectively, in the Consolidated Statement of Operations. Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of our required cash for general and administrative expenses. We also believe that this disclosure allows for a more accurate comparison to our peers, who may have higher or lower costs associated with equity grants.

Drilling Results

The following table sets forth information about wells completed during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, regardless of whether they produce a reasonable rate of return.

	Year Ended December 31, 2005		Year Ended December 31, 2006		Year Ended December 31, 2007(1)
	Gross	Net	Gross	Net	Gross	Net
Development(1)
Productive	98.0	82.3	48.0	41.1	54.0	46.6
Dry	3.0	3.0	—	—	1.0	0.5
Exploratory(1)
Productive	103.0	84.9	121.0	85.2	177.0	136.4
Dry	5.0	3.3	3.0	1.6	6.0	2.5

Total
Productive	201.0	167.2	169.0	126.3	231.0	183.0
Dry	8.0	6.3	3.0	1.6	7.0	3.0

(1)	The determination of development and exploratory wells shown in the table above is based on an interpretation of the definitions of those terms in Rule 4-10(a) of Regulation S-X, which governs financial disclosures in filings with the SEC, that includes as development wells only those wells drilled on drilling locations to which proved undeveloped reserves have been attributed at the time at which drilling of the wells commenced and in which all other wells are considered exploratory. We also are providing information with respect to drilling results in which development wells include not only wells drilled on PUD locations but also wells drilled in a proved area in which proved reserves have been attributed by our reservoir engineers as of the time of commencement of drilling. On this basis, during 2007, we completed 227 gross (180.4 net) productive and 1 gross (0.5 net) dry development wells and 4 gross (2.6 net) productive and 6 gross (2.5 net) dry exploratory wells.

From our inception through December 31, 2007, we participated in drilling 1,335 gross wells, of which 936 were completed as producing; 363 were in process of completing or dewatering; and 36 were dry holes.

Proved Reserves

Our proved reserves were determined using constant prices and unescalated costs consistent with SEC guidelines based on the prices received on a field-by-field basis as of December 31, 2005, 2006, and 2007, respectively. Proved reserve estimates do not include any value for probable or possible reserves which may exist. For additional information regarding our proved reserves, please see our annual report on Form 10-K for the year ended December 31, 2007.

The following table summarizes our historical proved net oil and natural gas reserves as of the dates indicated and the Standardized Measure value of such reserves at such dates. We prepare our proved reserve estimates, and substantially all of the proved reserve estimates are reviewed by independent, third-party reserve engineers.

	As of December 31,
	2005	2006	2007
Proved Reserves:
Natural gas (Bcf)	306.0	377.7	538.3
Oil (MMBbls)	5.8	8.5	3.2
Total proved reserves (Bcfe)(1)	341.0	428.4	557.6
Proved developed reserves (Bcfe)	208.5	248.9	329.8
Standardized Measure (in millions)(2)	$782.5	$529.3	$941.2
Reserve replacement ratio(3)	226%	280%	380%

(1)	Total does not add because of rounding.
(2)	The Standardized Measure represents the present value of estimated future cash inflows from proved natural gas and oil reserves, less future development, production and income tax expenses, discounted at 10% per annum to reflect timing of future cash flows. In accordance with SFAS No. 69, our reserves and the future net revenues were determined using market prices for natural gas and oil, without giving effect to hedging transactions, at each of December 31, 2005, 2006 and 2007, which were $7.72 per MMBtu of gas and $61.04 per barrel of oil at December 31, 2005, $4.46 per MMBtu of gas and $61.06 per barrel of oil at December 31, 2006, and $6.04 per MMBtu of gas and $92.50 per barrel of oil at December 31, 2007. These prices were adjusted by lease for quality, transportation fees and regional price differences.
(3)	Reserve additions (including acquisitions, discoveries, and revisions) divided by production over the preceding twelve months.

RISK FACTORS

An investment in the notes involves risks. You should consider carefully the risk factors included below and under the caption “Risk Factors” beginning on page 3 of the accompanying prospectus, as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in the notes.

Risks Relating to the Notes

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business, and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to repay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

As of March 3, 2008, on a pro forma basis after giving effect to the application of the net proceeds from the sale of the notes as set forth under “Use of Proceeds” and the related increases and decreases in our borrowing base under our revolving credit facility, our total indebtedness would have been approximately $280.0 million, and we would have had approximately $202.6 million in additional borrowing capacity under our revolving credit facility, which, if borrowed, would be secured debt effectively senior in right of payment to the notes to the extent of the value of the collateral securing that indebtedness. The revolving credit facility has $545.0 million committed and is expandable up to $600.0 million. The borrowing base is dependent on our proved reserves and is currently $385.0 million based on our June 30, 2007 proved reserves, but will be reduced by $32.5 million (or $37.4 million if the underwriters exercise their over-allotment option in full) upon completion of this offering.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our debt could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

limit our ability to fund future capital expenditures and working capital, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	impair our ability to obtain additional financing in the future; and

•	place us at a disadvantage compared to our competitors that have less debt.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A default under the indenture and the supplemental indenture thereto pursuant to which the notes are issued could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness.

Your right to receive payments on these notes is unsecured and effectively subordinated to the rights of our secured indebtedness and to the rights of existing and future creditors of any subsidiaries that are not guarantors of the notes. On the issue date, none of our subsidiaries will guarantee the notes. We may also transfer assets to our subsidiaries that do not guarantee the notes.

The notes will be general unsecured senior obligations ranking effectively junior in right of payment to all our existing and future secured debt and that of any future subsidiary guarantor, including obligations under our revolving credit facility, to the extent of the value of the collateral securing the debt, including the equity of our subsidiaries. The notes will be subordinate in right of payment to any existing or future indebtedness and other liabilities of our non-guarantor subsidiaries.

If we are declared bankrupt, become insolvent or are liquidated or reorganized, any secured debt of ours will be entitled to be paid in full from our assets or the assets of the guarantor, if any, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

As of December 31, 2007 and March 3, 2008, we had total secured debt of $274.0 million and $276.0 million, respectively, under our revolving credit facility. As of December 31, 2007, after giving pro forma effect to the application of the net proceeds from this offering, we would have had approximately $148.0 million of secured debt. We are permitted to incur additional indebtedness under the indenture relating to the notes, which may be secured.

We currently have five existing subsidiaries and none of these subsidiaries will guarantee the notes except in the event that such subsidiary incurs or guarantees more than $10 million in third-party debt (other than a secured credit facility) or is a guarantor of a secured credit facility and owns more than 15% of our total consolidated assets. Our existing secured credit facility is currently guaranteed by all of our current subsidiaries. These five subsidiaries comprise approximately 10.1% of our consolidated net tangible assets at December 31, 2007 and approximately 1.8% of our consolidated operating revenues.

If a future subsidiary guarantee is deemed a fraudulent conveyance or preferential transfer, a court may subordinate or void the subsidiary guarantee.

Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or void any future subsidiary guarantees. Generally, a United States court may void or subordinate a subsidiary guarantee in favor of the subsidiary’s other obligations if it finds that at the time the subsidiary entered into a subsidiary guarantee it:

•	intended to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others;

•	did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee; or

•	at the time it issued the subsidiary guarantee, the subsidiary:

•	was insolvent or became insolvent as a result of issuing the subsidiary guarantee,

•	was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured.

In addition, a guarantee may be voided based on the level of benefits that the subsidiary guarantor received compared to the amount of the subsidiary guarantee. If a subsidiary guarantee is voided or held unenforceable, you would not have any claim against that subsidiary, and you would be creditors of only us and any subsidiary guarantors whose guarantees were not held unenforceable. After providing for all prior claims, there may not be sufficient assets to satisfy claims of holders of notes relating to any voided portions of the subsidiary guarantees.

There is a risk of a preferential transfer if:

•	a subsidiary guarantor declares bankruptcy or its creditors force it to declare bankruptcy within 90 days (or in certain cases, one year) after a payment on the guarantee; or

•	a subsidiary guarantee was made in contemplation of insolvency.

A court could void the subsidiary guarantee as a preferential transfer. In addition, a court could require holders of notes to return any payments made on the notes during the 90-day (or, in certain cases, one-year) period.

We may be able to incur substantially more debt. This could increase the risks associated with the notes.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not restrict us or our subsidiaries from doing so. If new debt is added to our current debt levels, the related risks that we and our subsidiaries face could intensify. As of December 31, 2007, on a pro forma basis after giving effect to this offering and the application of the net proceeds from the sale of the notes as set forth under “Use of Proceeds,” we would have had total consolidated long-term debt of approximately $278.0 million. Our level of indebtedness may prevent us from engaging in certain transactions that might otherwise be beneficial to us by limiting our ability to obtain additional financing, limiting our flexibility in operating our business or otherwise. In addition, we could be at a disadvantage against other less leveraged competitors that have more cash flow to devote to their business. Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

Restrictions in our existing and future debt agreements could limit our growth and our ability to respond to changing conditions.

Our revolving credit facility contains a number of significant covenants in addition to covenants restricting the incurrence of additional debt. Our revolving credit facility requires us, among other things, to maintain certain financial ratios or reduce our debt. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the indenture governing the notes and our revolving credit facility impose on us.

Our current revolving credit facility limits the amounts we can borrow up to a borrowing base amount, which the lenders, in their sole discretion, determine based upon projected revenues from the oil and natural gas properties securing our loan. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the revolving credit facility. Any increase in the borrowing base requires the consent of the lenders holding 75% of the commitments. If the required lenders do not agree on an increase, then the borrowing base will be the lowest borrowing base acceptable to the required lenders. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or we must pledge other oil and natural gas properties as additional collateral. We do not currently have any substantial unpledged properties, and we may not have the financial resources in the future to make mandatory principal prepayments required under the revolving credit facility.

A breach of any covenant in our revolving credit facility or the agreements governing our other indebtedness would result in a default under that agreement after any applicable grace periods. A change of control would constitute a default under our credit facility. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and acceleration of, the debt outstanding under other debt agreements. The accelerated debt would become immediately due and payable. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to us. See “Description of Other Indebtedness” and “Description of the Notes—Events of Default.”

We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our debt instruments may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Upon the occurrence of a fundamental change, as defined in the indenture, and on of March 20, 2012, March 20, 2015, March 20, 2018 and March 20, 2023, holders of the notes will have the right to require us to repurchase their notes for cash. If holders of notes elect to give a purchase notice or if a fundamental change occurs, we may not have sufficient funds to pay the purchase price for the notes tendered by holders. Our credit facility in effect from time to time may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibit our purchase of the notes upon such an election or fundamental change or may provide that such an election or fundamental change constitutes an event of default under that agreement. If such an election or fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our credit agreement, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.

Sales of our common stock or other equity-related securities could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

Settlement of all conversions may be delayed and, as a result, you may receive less consideration than expected for your notes.

Upon conversion of the notes, settlement may be delayed until after the 24th trading day following the relevant conversion date. See “Description of the Notes—Settlement Upon Conversion.” As a result, upon conversion of the notes, the value of the common stock you receive may be less than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day our conversion obligation in respect of your notes is finally determined. In addition, upon conversion, you may receive shares of our common stock with a value less than the principal amount of notes being converted because the value of our common stock may decline (or not appreciate as much as you expect) between the day that you exercise your conversion right and the day our conversion obligation in respect of your notes is finally determined.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors such as actual or anticipated fluctuations in quarterly and annual results; market conditions in the industry; changes in government regulation; fluctuations in our quarterly revenues and earnings and those of our publicly held competitors; the general state of the securities markets and the factors discussed elsewhere in “Risk Factors” and in “Forward-Looking Statements” herein and in the prospectus, many of which are beyond our control.

The conditional conversion feature of the notes could result in your receiving less than the value of the common stock or cash and common stock, as applicable, into which a note would otherwise be convertible.

Prior to September 20, 2027, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, shares of our common stock or a combination of cash and shares of our common stock into which the notes would otherwise be convertible.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change,” “Description of the Notes—Conversion of Notes—Conversion Price Adjustments” and “Description of the Notes—Adjustments to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change.”

The adjustment to the conversion rate for notes converted in connection with specified corporate transactions may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to March 20, 2012, we will, under certain circumstances, increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the applicable conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of the Notes—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.” The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $             per share or less than $              (in each case, subject to adjustment), no adjustment will be made to the applicable conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed              shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the applicable conversion rate as set forth under “Description of the Notes—Conversion Price Adjustments.” Our obligation to increase the applicable conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of law and equity.

The conversion price of the notes may not be adjusted for all dilutive events.

The conversion price of the notes is subject to adjustment only for certain specified events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or non-cash assets, cash dividends in excess of a specified threshold and certain issuer tender offers as described under “Description of the Notes—Conversion Price Adjustments.” However, the base conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash or in an acquisition that may adversely affect the trading price of the notes or the common stock.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. See “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change.” However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The Financial Accounting Standards Board, or FASB, is currently contemplating changes to the accounting standards applicable to financial instruments such as the notes. If those changes were to be implemented and became applicable to the notes, we would have to report interest expense for the notes higher than the interest expense we are required to report under current interpretations.

The FASB is currently evaluating the accounting standards applicable to convertible securities, like the notes, that may be settled with a combination of cash and stock. The proposed changes, if implemented, would require us to recognize the estimated fair value of the conversion option as an original issue discount, and to amortize the discount over the term of the notes. Generally accepted accounting principles currently applicable to the notes require us to report interest expense based on the stated coupon rate and transaction expenses. If the proposed changes were to be adopted and made applicable to the notes, we would be required to include, as a component of interest expense, a portion of the estimated fair value of the conversion option for each year the notes remain outstanding. The total interest rate to be recognized under such modified accounting standards could be significantly more than the stated coupon rate of the notes. If they occur, these changes would reduce our earnings and could adversely affect the price at which our common stock trades, but would have no effect on the amount of cash interest paid to note holders or on our cash flows. We are unable to estimate the likelihood that the proposed changes will be adopted, whether they will apply to the notes, or the date they would be effective if adopted.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion price of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion price is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion price after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. See “Material United States Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any withholding tax on such a deemed dividend may be withheld from interest, principal, or conversion settlement amount subsequently paid or delivered to you. See “Material United States Federal Income Tax Considerations.”

Conversion of notes into cash, or a combination of cash and shares of our common stock, will require U.S. holders to recognize taxable gains.

Upon the conversion of a note into cash, or a combination of cash and shares of our common stock, a U.S. holder generally will be required to recognize gain on the conversion for U.S. federal income tax purposes. Prospective investors should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under “Material United States Federal Income Tax Considerations” and are also urged to consult their own tax advisors prior to investing in the notes.

Any adverse rating of the notes may cause the value of the notes to fall.

We do not intend to seek a rating on the notes by Standard & Poor’s Credit Market Services, Moody’s Investor Services, Inc., or any other rating agency. If the notes are rated in the future, one or both of these or other rating agencies may lower the ratings on the notes. If the rating agencies reduce their ratings on the notes in the future or indicate that they have their ratings on the notes under surveillance or review with possible negative implications, the value of the notes could decline. In addition, a ratings downgrade could adversely affect our ability to access capital. Ratings on the notes are not a recommendation to buy the notes and such ratings may be withdrawn or changed at any time.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of our company.

The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we purchase the notes. Furthermore, the fundamental change provisions, including the provisions requiring us to increase the applicable conversion rate by a number of additional shares related to conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of the notes may dilute the ownership interests of existing stockholders, including holders who have previously converted their notes. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the cram-down provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

The notes currently have no established trading or other public market.

The notes are a new issue of securities for which there is no established trading market. We cannot assure you that an active trading market will develop for the notes. Historically, the market for convertible debt has been subject to disruptions that cause substantial volatility in the prices of securities that are similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, and our operating performance and financial condition, as well as other factors.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $126.1 million (or approximately $145.0 million if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use all of the net proceeds from this offering to repay borrowings under our revolving credit facility. Certain of the underwriters and their affiliates are lenders to us under our revolving credit facility.

As of March 3, 2008, the outstanding balance under our revolving credit facility was $276.0 million, which bears interest at floating rates in accordance with our revolving credit facility. The average annual interest rate for this debt for the year ended December 31, 2007 was 6.3%. Our revolving credit facility matures March 17, 2011.

CAPITALIZATION

The following unaudited table sets forth our capitalization as of December 31, 2007:

•	on a consolidated historical basis; and

•	on a pro forma basis to reflect the completion of this offering and the use of proceeds therefrom.

You should read our historical financial statements and notes that are incorporated by reference into this prospectus supplement.

	December 31, 2007
	Historical	Pro Forma
	(in millions)
Cash and cash equivalents	$60.3	$60.3

Long-term debt
Senior revolving credit facility	274.0	148.0
New convertible senior notes offered hereby	—	130.0

Total long-term debt	274.0	278.0
Stockholders’ equity	773.5	773.5

Total capitalization	$1,047.5	$1,051.5

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Set forth below, for the periods indicated, are the high and low sale prices per share of common stock as reported by the New York Stock Exchange.

	High	Low
2005
First Quarter	$33.00	$26.00
Second Quarter	32.30	25.90
Third Quarter	39.39	28.89
Fourth Quarter	42.59	30.19

2006
First Quarter	$40.85	$29.00
Second Quarter	37.90	26.00
Third Quarter	31.60	23.35
Fourth Quarter	33.20	22.60

2007
First Quarter	$32.94	$24.76
Second Quarter	39.25	32.33
Third Quarter	40.45	32.12
Fourth Quarter	47.14	38.02

2008
January 1 through March 3	$51.20	$36.26

On March 3, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $46.81 per share.

We have not paid any cash dividends on our common stock since our inception. Because we anticipate that all earnings will be retained for the development of our business and our credit facility prohibits the payment of cash dividends, no cash dividends will be paid on our common stock in the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
	2003	2004	2005		2006		2007
	($ in thousands)
Pre-tax income (loss) from continuing operations	$(4,298)	$(6,141)	$39,027		$101,136		$43,998
Fixed charges	1,431	10,206	3,465		11,761		14,677
Amortization of capitalized interest	—	—	—		7		87
Interest capitalized	—	—	—		(968)		(1,622)

Total adjusted earnings available for payment of fixed charges	$(2,867)	$4,065	$42,492		$111,936		$57,140

Fixed charges
Interest expense	$1,284	$5,536	$1,999		$9,783		$12,119
Interest capitalized	—	—	—		968		1,622
Amortization of debt-related expenses	147	4,409	1,175		556		482
Rental expense representative of interest factor	—	261	291		454		454

Total fixed charges	$1,431	$10,206	$3,465		$11,761		$14,677

Ratio of earnings to fixed charges(1)	—	—	12.3	x	9.5	x	3.9	x

(1)	Our earnings were inadequate to cover fixed charges by $2.9 million for the year ended December 31, 2003 and by $6.1 million for the year ended December 31, 2004.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information about our directors and officers as of March 3, 2008.

Name	Age	Position
Fredrick J. Barrett	46	Chief Executive Officer and Chairman
Joseph N. Jaggers	54	Chief Operating Officer, President and Director
Robert W. Howard	53	Chief Financial Officer and Treasurer
Terry R. Barrett	48	Senior Vice President—Exploration, Northern Division
Francis B. Barron	45	Senior Vice President—General Counsel; and Secretary
Kurt M. Reinecke	49	Senior Vice President—Exploration, Southern Division
Wilfred R. Roux	50	Senior Vice President—Geophysics
Huntington T. Walker	52	Senior Vice President—Land
R. Scot Woodall	46	Senior Vice President—Operations
Lynn Boone Henry	47	Vice President—Planning and Reserves
Duane J. Zavadil	48	Vice President—Government and Regulatory Affairs
Kevin M. Finnegan	48	Vice President—Information Systems
David R. Macosko	46	Vice President—Accounting
James M. Fitzgibbons	73	Director
Randy A. Foutch	56	Director
Jeffrey A. Harris	52	Director
Jim W. Mogg	58	Director
Philippe S. E. Schreiber	67	Director
Randy Stein	54	Director
Michael E. Wiley	57	Director

Officers

Fredrick J. Barrett.    Mr. Barrett has served as our Chief Executive Officer and Chairman of the Board since March 2006, as a director since our inception in January 2002, and as our President from January 2002 until July 2006. Mr. Barrett served as our Chief Operating Officer from June 2005 through February 2006. Mr. Barrett served as senior geologist of Barrett Resources Corporation (“Barrett Resources”) and its successor in the Rocky Mountain Region from 1997 through 2001, and as geologist from 1989 to 1996. From 1987 to 1989, Mr. Barrett was a partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a project and field geologist for Barrett Resources.

Joseph N. Jaggers.    Mr. Jaggers has served as Chief Operating Officer and President since July 2006 and as a director since December 2006. From April until June 2006, Mr. Jaggers served as Chief Operating Officer of Terralliance Technologies, Inc., a private oil and gas exploration and production company. He was Regional Vice President, Exploration and Production, for The Williams Companies from 2001 until April 2006. Previously, Mr. Jaggers served as Chief Operating Officer and President at Barrett Resources Corporation from 2000 until its sale to The Williams Companies in 2001. From 1981 through 2000, Mr. Jaggers worked for Amoco and BP Plc in various domestic and international operational assignments. From 2006 through 2007, Mr. Jaggers served as a director of Milagro Exploration, a privately held oil and gas company, and as a director of Mission Resources from November 2003 until Mission’s sale in July 2005.

Robert W. Howard.    Mr. Howard has served as our Chief Financial Officer and Treasurer since March 2007. He served as Chief Financial Officer for Quantum Resources, a private oil and gas company headquartered in Denver, from May 2006 until March 2007. Previously, Mr. Howard served from January 2002 through May 2006 in various executive positions for us, including Executive Vice President—Finance and Investor Relations and Treasurer from February 2003 until May 2006 and as Chief Financial Officer from January 2002 until February 2003. From August 2001 until December 2001, Mr. Howard served as Vice President—Finance and Administration and a director of AEC Oil & Gas (USA) Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was merged into PanCanadian Energy Corporation and then renamed EnCana Corporation. From 1984 through its sale in 2001, Mr. Howard served in various positions at Barrett Resources Corporation, including as Senior Vice President—Investor Relations and Corporate Development and Senior Vice President—Accounting and Finance and Treasurer.

Terry R. Barrett.    Mr. Barrett has served as Senior Vice President—Exploration, Northern Division since March 2006 and previously served as Vice President—Exploration, Northern Division from our inception in January 2002 through February 2006. From 1989 to 2001, Mr. Barrett served as Senior Geologist or Project Geologist in numerous Rocky Mountain basins for Barrett Resources Corporation and its successor, The Williams Companies. From 1987 to 1989, Mr. Barrett was a general partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a contract project and field geologist for Barrett Resources.

Francis B. Barron.    Mr. Barron has served as Senior Vice President—General Counsel and Secretary since March 2004. He served as our Chief Financial Officer from November 2006 until March 2007. Mr. Barron was a partner at the Denver, Colorado office of Patton Boggs LLP from February 1999 until February 2004, practicing corporate, securities, and general business law. Prior to February 1999, Mr. Barron was a partner at Bearman Talesnick & Clowdus Professional Corporation, a Denver law firm. Mr. Barron’s clients included publicly traded oil and gas companies.

Kurt M. Reinecke.    Mr. Reinecke has served as Senior Vice President—Exploration, Southern Division since March 2006 and previously served as Vice President—Exploration, Southern Division from our inception in January 2002 through February 2006. From 1985 to 2001, Mr. Reinecke served as a Senior Exploration Geologist or Operations Geologist in numerous Rocky Mountain and Mid-Continent basins for Barrett Resources Corporation and its successor, The Williams Companies.

Wilfred R. (Roy) Roux.    Mr. Roux has served as Senior Vice President—Geophysics since March 2006 and previously served as Vice President—Geophysics from February 2002 through February 2006. Mr. Roux was employed by Barrett Resources and its successor, The Williams Companies from July 1995 until January 2002, including as Senior Geoscientist and Senior Geophysicist.

Huntington T. Walker.    Mr. Walker has served as Senior Vice President—Land since March 2006 and previously served as Vice President—Land from our inception in January 2002 through February 2006. From June 1981 through December 2001, Mr. Walker was self employed in the oil and gas industry as an independent landman performing consulting work for various clients, including Barrett Resources, and investing in oil and gas properties for his own account. From May 1979 through June 1981, Mr. Walker was employed by Hunt Energy Corporation in its Denver office.

R. Scot Woodall.    Mr. Woodall has served as our Senior Vice President—Operations since April 2007. Mr. Woodall previously served as Senior Vice President—Western US for Forest Oil Corporation from 2004 to April 2007 and as Drilling and Production Manager for Forest Oil from 2000 until 2004.

Lynn Boone Henry.    Ms. Henry has served as a Vice President since January 2005 and currently serves as Vice President—Planning and Reserves. From October 2003 until January

2005, Ms. Henry served as our Reservoir Engineering Manager. From January 2003 until October 2003, Ms. Henry served as the Senior Reservoir Engineer for our Wind River Basin team. From January 2002 until January 2003, Ms. Henry was an independent consultant on reservoir engineering projects for various Rocky Mountain exploration and production companies. From 1998 until 2002, Ms. Henry served as a Reserves Manager and Project Manager for Cody Energy, LLC in Denver.

Duane J. Zavadil.    Mr. Zavadil has served as Vice President—Government and Regulatory Affairs since January 2005. From the time that he joined us in July 2002 until January 2005, Mr. Zavadil served as our Government and Regulatory Affairs Manager. From 1994 until July 2002, Mr. Zavadil served as the Environmental, Health and Safety Manager with Barrett Resources Corporation and its successor, The Williams Companies. Mr. Zavadil was a consultant providing environmental and regulatory services to the oil and gas industry from 1984 through 1994.

Kevin M. Finnegan.    Mr. Finnegan has served as our Vice President—Information Systems since March 2006. He previously served as our Director of Information Systems from July 2002 through February 2006. Mr. Finnegan served as IT Project Manager and IT Network Manager for AT&T Wireless Services Corporation from September 1996 until July 2002, and previously served as the IT Network and Telecommunications Administrator for Barrett Resources and as Electronic System—Test Engineer and Technician for Martin Marietta Corporation.

David R. Macosko.    Mr. Macosko has served as Vice President—Accounting since May 2006 and previously served as our Controller beginning in June 2005 and as Manager Operations Accounting from 2003 until May 2005. From 2000 until 2002, Mr. Macosko owned and operated his own franchise business and served in various accounting capacities and officer positions at other oil and gas companies.

Outside Directors

James M. Fitzgibbons.    Mr. Fitzgibbons has served as a director since July 2004. Mr. Fitzgibbons also has served as a Director/Trustee of Dreyfus Laurel Funds, a series of mutual funds, since 1994. From January 1998 until 2001, Mr. Fitzgibbons served as Chairman of the Board of Davidson Cotton Company. From July 1987 until October 1992 and from January 1994 until its sale in 2001, Mr. Fitzgibbons served as a director of Barrett Resources, a publicly traded exploration and production company. From October 1990 through December 1997, Mr. Fitzgibbons was Chairman of the Board and Chief Executive Officer of Fieldcrest Cannon, Inc., a publicly traded diversified textile company.

Randy A. Foutch.    Mr. Foutch has served as a director since July 2006. In March 2007, Mr. Foutch began serving as a director of Helmerich & Payne, a publicly traded contract drilling company. In 2007, Mr. Foutch founded Laredo Petroleum, a Mid-Continent focused exploration and production company, where he serves as Chairman and Chief Executive Officer. He also founded Latigo Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until its sale to Pogo Producing Company in May 2006. Previously, Mr. Foutch founded Lariat Petroleum, Inc. in 1996 and served as President until January 2001, when it was sold to Newfield Exploration, Inc. Prior to founding Colt Resources in 1991, Mr. Foutch was Rocky Mountain Regional Manager for Anschutz Company and Vice President of Exploration for Dyco Petroleum. Mr. Foutch also serves on several nonprofit and private industry boards.

Jeffrey A. Harris.    Mr. Harris has served as a director since 2002. Mr. Harris has served since 1988 as a Managing Director of Warburg Pincus LLC, which he joined in 1983. Mr. Harris’ responsibilities include involvement in investments in energy, technology and other industries. Mr. Harris is a director of Knoll Inc., a designer and manufacturer of office furniture, Nuance

Communications, Inc., a provider of speech recognition and imaging solutions for businesses and consumers, and Electromagnetic Geoservices A/S, a provider of deepwater exploration technology, all of which companies are publicly traded, as well as numerous private companies.

Jim W. Mogg.    Mr. Mogg has served as a director since May 2007. Mr. Mogg also has served as a director for ONEOK, a publicly traded diversified energy and natural gas distribution company, since July 2007. From 2005 until 2007, Mr. Mogg served as Chairman of DCP Midstream Partners, a publicly traded midstream master limited partnership. From 2004 through 2006, Mr. Mogg was Group Vice President and Chief Development Officer for Duke Energy Corporation. From 2000 through 2003, Mr. Mogg was Chairman, President, and CEO of Duke Energy Field Services and, as a member of TEPPCO’s board (a publicly traded master limited partnership that owns and operates pipelines), served as Vice Chairman/Chairman. Previously, Mr. Mogg held various executive and senior management positions at Duke Energy and Pan Energy over a 27-year period. Mr. Mogg has also served on several nonprofit and industry boards, including being a past President of the Gas Processors Association.

Philippe S.E. Schreiber.    Mr. Schreiber has served as a director since February 2002. Mr. Schreiber also has served since February 2005 as a director of Cap Energy Limited, an English company that invests in U.S. oil and gas prospects, and since January 2006 as a director and officer of its CAP Energy USA, Inc. subsidiary. Since 1991, Mr. Schreiber has served as a director of the United States principal affiliate of The Mayflower Corporation plc (in Administration), which was a publicly listed company in the United Kingdom until it filed for creditor protection in April 2004. The United States affiliated companies of The Mayflower Corporation plc (in Administration) are not subject to any bankruptcy or creditor protection proceedings and Mr. Schreiber has not served as an officer or director of The Mayflower Corporation plc (in Administration). From 1985 until its sale in 2001, Mr. Schreiber served as a director of Barrett Resources, a publicly traded exploration and production company. Mr. Schreiber also serves as a director of other private companies.

Randy Stein.    Mr. Stein has served as a director and the chair of our audit committee since July 2004. Since January 2005, Mr. Stein has served as a director and chairman of the audit committee of Denbury Resources Inc., a publicly traded exploration and production company. Mr. Stein served from 2001 through 2005 as a director of Koala Corporation, a publicly traded company engaged in the design, production and marketing of family convenience products, where he served on the audit and compensation committees. From July 2000 until its sale in June 2004, Mr. Stein was a director and chair of the audit committee of Westport Resources Corporation, a publicly traded exploration and production company. He also was a principal at PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, from November 1986 to June 30, 2000.

Michael E. Wiley.    Mr. Wiley has served as a director since January 2005. Mr. Wiley has served since 2005 as a director of Tesoro Corporation, a publicly traded independent oil refiner and marketer, and since 2004 as a director of Post Oak Bank, NA, a privately held bank. Mr. Wiley has served since 2007 as a member of the Advisory Board of Fidelity Funds. Mr. Wiley served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, a publicly traded oilfield services company, from August 2000 until October 2004. He also served as President of Baker Hughes from August 2000 to February 2004. From 2001 until its sale in 2005, Mr. Wiley served as a director of Spinnaker Exploration Company, a publicly traded exploration and production company. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, a publicly traded integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., a publicly traded exploration and production company.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior revolving credit facility

Our senior revolving credit facility currently has commitments of $545 million and is expandable up to $600 million. The facility matures on March 17, 2011 and is secured by natural gas and oil properties representing at least 80% of the value of our proved reserves and the pledge of all of the stock of our subsidiaries. Effective November 6, 2007, the conforming borrowing base was $385 million based on our mid-year 2007 proved natural gas and oil reserves and hedge position. Future borrowing bases will be computed based on proved natural gas and oil reserves and estimated future cash flows from those reserves. We are in the process of obtaining an increase in our borrowing base and expect a significant increase based on our year-end 2007 proved reserves and hedge position. The borrowing base will be reduced by 25% of the outstanding amount of the notes, or $32.5 million (or $37.4 million if the underwriters exercise their over-allotment option in full).

Our revolving credit facility limits the amounts we can borrow up to a borrowing base amount, determined by the lenders in their sole discretion, based upon projected revenues from the oil and natural gas properties securing our loan. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the revolving credit facility. Any increase in the borrowing base requires the consent of the lenders holding 75% of the commitments. If the required lenders do not agree on an increase, then the borrowing base will be the lowest borrowing base acceptable to the required number of lenders. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or we must pledge other oil and natural gas properties as additional collateral. We do not currently have any substantial unpledged properties with proved reserves, and we may not have the financial resources in the future to make any mandatory principal prepayments required under the revolving credit facility.

Our credit facility contains covenants that limit our ability, as well as the ability of our restricted subsidiaries to, among other things, incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of our business or operations, redeem stock or redeem subordinated debt, make investments, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into gas imbalance or take-or-pay arrangements, merge or consolidate and enter into transactions with affiliates. In addition, we are required to maintain an adjusted current ratio of 1.0 to 1.0 and a ratio of total debt to EBITDAX (as defined in our credit facility) of no greater than 4.5 to 1.0. We have been in compliance with all financial covenants for all prior periods.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes (the “Notes”) supplements the general description of the debt securities included in the accompanying prospectus. You should review this description together with the description of the debt securities included in the accompanying prospectus. To the extent this description is inconsistent with the description in the accompanying prospectus, this description will control and replace the inconsistent description in the accompanying prospectus.

We intend to enter into an indenture (the “Base Indenture”) between us as issuer (“Issuer”) and Deutsche Bank Trust Company Americas as trustee (“Trustee”) pursuant to which we may issue multiple series of debt securities from time to time. We will issue the Notes under the Base Indenture, as amended and supplemented by a first supplemental indenture thereto (the “First Supplemental Indenture”), between the Issuer and the Trustee, setting forth the specific terms of the Notes. In this description, references to the “Indenture” means the Base Indenture as so amended and supplemented by the First Supplemental Indenture. The following summarizes some, but not all, of the provisions of the Notes and the Indenture, does not purport to be complete and (except to the extent inconsistent with this summary) is supplemented by the description of debt securities contained in the accompanying prospectus. We urge you to read the Indenture and the form of certificate evidencing the Notes in their entirety, because they, and not this description, define your rights as a holder of the Notes. You may request a copy of these documents at our address shown under “Where You Can Find More Information.”

In this section entitled “Description of the Notes,” when we refer to “Bill Barrett Corporation,” “Issuer,” “we,” “our” or “us,” we are referring to Bill Barrett Corporation and not any of its subsidiaries.

General

We will issue $130 million (or $149.5 million if the underwriters exercise their over-allotment option in full) aggregate principal amount of Notes. The Notes will be convertible into cash and common stock, if any, as described under “—Conversion of Notes.” The Notes will be issued only in denominations of $1,000 and in multiples of $1,000. The Notes will mature on March     , 2028, unless earlier converted by you, redeemed by us or purchased by us at your option upon the occurrence of a Fundamental Change (as defined below) or on the dates specified herein.

The Notes will be our senior unsecured obligations and will rank pari passu with all of our other senior unsecured debt and senior to all of our future subordinated debt. The Notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries that are not Subsidiary Guarantors (as defined below). See “Guarantees.” In addition, the Notes are effectively subordinated to all of our present and future secured debt to the extent of the collateral securing that debt.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the Indenture. In addition, there are no financial covenants in the Indenture. You are not protected by the Indenture in the event of a highly leveraged transaction, a Change in Control of Bill Barrett Corporation or a termination in the trading of our common stock, except to the extent described under “—Purchase of Notes at Your Option Upon a Fundamental Change” and “—Conversion of Notes—Conversion Upon Specified Corporate Transactions.”

We will pay interest on the Notes at a rate of     % per annum, payable semi-annually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing September 15, 2008, to holders of record at the close of business on the preceding March 1 and September 1, respectively. Interest will accrue from March     , 2008 and is computed on the basis of a 360-day year comprised of twelve 30-day months.

In the event of the maturity, conversion, redemption or purchase by us at the option of the holder, interest ceases to accrue on the Notes under the terms of and subject to the conditions of the Indenture. We will, however, pay interest on the maturity date to holders of record of the Notes on the record date therefor regardless of whether such holders convert their Notes after the record date. A “Business Day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

If any Interest Payment Date, maturity date, redemption date, Purchase Date or Fundamental Change Purchase Date falls on a day that is not a Business Day, then the required payment or delivery will be made on the next succeeding Business Day with the same force and effect as if made on the date that the payment or delivery was due, and no additional interest will accrue on that interest payment for the period from and after the Interest Payment Date, maturity date, redemption date, Purchase Date or Fundamental Change Purchase Date, as the case may be, to that next succeeding Business Day.

We may, without the consent of the holders, reopen the Notes and issue additional notes under the Indenture with the same terms and with the same CUSIP numbers as the Notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the Notes offered hereby for U.S. federal income tax purposes. The Notes offered hereby and any such additional notes would be treated as a single class for all purposes under the Indenture and would vote together as one class on all matters that holders of Notes are entitled to vote on. We may also from time to time repurchase the Notes in open market purchases or negotiated transactions without any notice to holders.

We will maintain an office in New York City where the Notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the Trustee. Except under limited circumstances described below, the Notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Optional Redemption

Prior to March 26, 2012, the Notes will not be redeemable. On or after March 26, 2012, we may redeem for cash all or a portion of the Notes, upon not less than 30, nor more than 60, calendar days’ notice before the redemption date, to each holder of the Notes, at a redemption price of 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date (unless the redemption date is between a regular record date and the Interest Payment Date to which it relates, in which case we will pay accrued and unpaid interest to the holder on such regular record date).

If we decide to redeem fewer than all of the outstanding Notes, the Trustee will select the Notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, or on a pro rata basis or by another method the Trustee considers fair and appropriate, including any method required by DTC or any successor depositary. If the Trustee selects a portion of your Note for partial redemption and you convert a portion of the same Note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of redemption in part, we will not be required to register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as we have previously deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

If we call the Notes for redemption, Notes or portions of Notes to be redeemed will be convertible by the holder until the close of business on the second scheduled Trading Day prior to the redemption date.

Conversion of Notes

General

Holders may surrender Notes for conversion at any time prior to the close of business on September 20, 2027, and receive the consideration described below under “—Settlement Upon Conversion,” only if any of the following conditions is satisfied:

•

during any calendar quarter commencing after the date of original issuance of the Notes, if the Closing Sale Price of our common stock for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the Notes in effect on that last Trading Day;

•

during the ten consecutive trading-day period following any five consecutive trading-day period in which the Trading Price for the Notes for each such Trading Day was less than 98% of the Closing Sale Price of our common stock on such date multiplied by the then current conversion rate;

•	in the event that the Notes are called by us for redemption; or

•	if we make certain significant distributions to holders of our common stock, or we enter into specified corporate transactions.

We describe each of these conditions in greater detail below.

However, after September 20, 2027, holders may surrender their Notes for conversion at any time prior to the close of business on the Business Day immediately preceding the maturity date regardless of whether any of the foregoing conditions is satisfied.

Notes that are validly surrendered for conversion will be deemed to have been converted immediately prior to the close of business on the conversion date and the converting holder will be treated as a shareholder of record of Bill Barrett Corporation as of that time.

Upon conversion of a Note, a holder will not receive any cash payment of interest (unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the Interest Payment Date to which it relates) and we will not adjust the Applicable Conversion Rate to account for accrued and unpaid interest. Our delivery to the holder of cash, shares of our common stock or a combination thereof at our election as described under “— Settlement Upon Conversion” will be deemed to satisfy our obligation with respect to such Note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding Interest Payment Date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next Interest Payment Date must be accompanied by payment of an amount equal to the interest that will be payable on the Notes; provided, however, that no such payment need be made (1) if the Notes have been called by us for redemption on a redemption date within the period between the close of business on the record date and such Interest Payment Date, (2) if we have specified a Fundamental Change Purchase Date for a Fundamental Change that is during such a period, (3) with respect to any Notes surrendered for conversion following the record date for the Interest Payment Date that is on the stated maturity date, or (4) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

If we call Notes for redemption, a holder of Notes may convert Notes only until the close of business on the second scheduled Trading Day (as defined below) prior to the redemption date unless we fail to pay the redemption price. If a holder of Notes has submitted Notes for repurchase upon a Fundamental Change (as defined under “— Purchase of Notes at Your Option Upon a Fundamental Change”) or on a purchase date that is unrelated to a Fundamental Change, the holder may convert those Notes only if that holder withdraws the repurchase notice delivered by that holder in accordance with the terms of the Indenture and the holder is otherwise entitled to convert.

Applicable Conversion Rate

The Applicable Conversion Rate for any Notes to be converted will be equal to a number of shares (initially shares) of our common stock determined by dividing $1,000 by the conversion price. The conversion price is subject to adjustment as described under “— Conversion Price Adjustments.” Accordingly, an adjustment to the conversion price will result in a corresponding inverse adjustment to the Applicable Conversion Rate. The conversion price is initially $             per share of our common stock, subject to adjustment. The Applicable Conversion Rate may also be adjusted in certain corporate transactions. See “—Adjustment to Shares Delivered Upon Conversion Upon Qualifying Fundamental Change.”

Conversion Upon Satisfaction of Market Price Condition

Holders may surrender Notes for conversion during any calendar quarter commencing after the date of original issuance of the Notes if the Closing Sale Price of our common stock, for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the calendar quarter preceding such quarter in which the conversion occurs, is more than 130% of the conversion price of the Notes in effect on that last Trading Day.

A “Trading Day” means a day on which (i) there is no Market Disruption Event (as defined below) and (ii) the NYSE or, if our common stock is not listed on the NYSE, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading or, if our common stock is not so listed, any Business Day. So long as our common stock is listed on a U.S. national or regional securities exchange, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on such exchange.

A “Market Disruption Event” means the occurrence or existence for more than one half-hour period in the aggregate on any Trading Day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the NYSE or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes

If the Trading Price (as defined below) for the Notes on each Trading Day during any five consecutive trading-day period was less than 98% of the Closing Sale Price of our common stock on such date multiplied by the then Applicable Conversion Rate, a holder may surrender Notes for conversion at any time during the following 10 Trading Days.

Upon request, the conversion agent (which shall initially be the Trustee) will, on our behalf, determine if the Notes are convertible and will notify us and the Trustee accordingly. The conversion agent shall have no obligation to determine the Trading Price of the Notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless the Trustee, following a request from a holder of the Notes, provides us with reasonable evidence that the Trading Price of the Notes on any Trading Day would be less than 98% of the product of the then Applicable Conversion Rate times the Closing Sale Price of our common stock on that date. At such time, we shall instruct the conversion agent to determine the Trading Price of the Notes beginning on such Trading Day and on each successive Trading Day until the Trading Price of the Notes is greater than or equal to 98% of the product of the Closing Sale Price for our common stock on such date and the then Applicable Conversion Rate.

The “Closing Sale Price” of our common stock on any date means the per share Closing Sale Price (or, if no Closing Sale Price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

“Trading Price” means, on any date of determination, the quotient of (x) the average of the secondary bid quotations per Note obtained by the conversion agent for $5,000,000 principal amount of the Notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers we select divided by (y) 5,000; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from an independent nationally recognized securities dealer, then the Trading Price of the Notes on such date of determination will be deemed to be less than 98% of the Closing Sale Price of our common stock on such date multiplied by the then Applicable Conversion Rate.

Conversion Upon Notice of Redemption

If we call any or all of the Notes for redemption, holders may convert Notes that have been so called for redemption at any time prior to the close of the business on the second scheduled Trading Day prior to the redemption date, even if the Notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

If we elect to distribute to all or substantially all holders of our common stock:

•	specified rights or warrants entitling them to subscribe for or purchase our common stock at less than the Current Market Price (as defined below) on the record date for such issuance; or

•

cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below under “—Conversion Price Adjustments”), which distribution has a per share value exceeding 10% of the Current Market Price of our common stock as of the Trading Day immediately preceding the declaration date for such distribution, we must notify the holders of the Notes at least 40 days prior to the ex-dividend date for such distribution. Once we have given such notice (each such notice, a “Notice of Specified Corporate Transaction”), holders may surrender their Notes for conversion at any time until the earlier of the close of business on the Business Day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the Holder of a Note otherwise participates in the distribution on an as-converted basis (solely into shares of our common stock at the then Applicable Conversion Rate) without conversion of such Holder’s Notes.

If such a distribution does not occur as anticipated, we will issue a press release and notify holders who have elected to convert their Notes promptly after we determine that such distribution will not occur and each such holder may elect to withdraw any then pending election to convert by a written notice of withdrawal delivered to the conversion agent within 10 Business Days after we make such announcement. In such event, holders who do not make such a withdrawal election will receive the applicable settlement amount with respect to Notes surrendered for conversion three Business Days following the later of (i) the last day of the applicable Conversion Settlement Averaging Period, or (ii) the expiration of the 10 Business Day withdrawal period referred to above.

In addition, in the event of a Fundamental Change, a holder may surrender Notes for conversion at any time on or after the date that is 40 days prior to the anticipated effective date of the Fundamental Change, as set forth in the Notice of Specified Corporate Transaction, until the close of business on the second scheduled Trading Day immediately preceding the Fundamental Change Purchase Date (as defined under “—Purchase of Notes at Your Option Upon a Fundamental Change”). The holder may also, in lieu of converting its Notes, require us to purchase all or a portion of its Notes upon the occurrence of a Fundamental Change as described under “—Purchase of Notes at Your Option Upon a Fundamental Change.” To the extent practicable, we will give notice to holders of the anticipated effective date for a Fundamental Change not more than 70 days nor less than 40 days prior to the anticipated effective date.

Holders will also have the right to surrender Notes for conversion if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets (in each case other than with one of our wholly-owned subsidiaries in a transaction where our common stock is not converted into the right to receive any securities other than solely in connection with a re-domestication transaction) that does not also constitute a Fundamental Change, in each case pursuant to which our common stock would be converted into (or holders of such shares would be entitled to receive in lieu thereof) cash, securities or other property. In such event, holders will have the right to surrender Notes for conversion at any time from or after the date that is 40 days prior to the anticipated effective date of such transaction and ending on the 15th day following the effective date of such transaction. We will notify holders at least 40 days prior to the anticipated effective date of such transaction. If the transaction also constitutes a Fundamental Change, in lieu of the conversion right described in this paragraph, holders will have the conversion right described in the preceding paragraph and will have the right to require us to purchase their Notes as set forth below under “—Purchase of Notes at Your Option Upon a Fundamental Change.”

Conversion after September 20, 2027

After September 20, 2027 and on or prior to the close of business on the Business Day immediately prior to the stated maturity date, holders may surrender their Notes for conversion regardless of whether any of the conditions described in “—Conversion of Notes—Conversion Upon Satisfaction of Market Price Condition,” “—Conversion of Notes—Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes,” or “—Conversion of Notes—Conversion Upon Specified Corporate Transactions” has been satisfied.

Settlement Upon Conversion

In satisfaction of our obligation upon conversion of Notes, we may elect to deliver, at our option, cash, shares of our common stock or a combination of cash and shares of our common stock. Except as described with respect to any conversion notice that we receive after (i) we have issued a notice of redemption and prior to the close of business on the second scheduled Trading Day prior to the redemption date or (ii) the date that is 25 scheduled Trading Days immediately preceding the maturity date of the Notes (the “Final Notice Date”), the following procedures will apply:

•

If we elect to satisfy all or any portion of our conversion obligation in cash, we will notify holders through the Trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two Business Days following the conversion date (the “Cash Settlement Notice Period”). If we timely elect to pay cash for any portion of our conversion obligation, holders may retract the conversion notice at any time during the two Business Days following the final day of the Cash Settlement Notice Period (the “Conversion Retraction Period”). No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). Upon the expiration of a Conversion Retraction Period, a conversion notice shall be irrevocable. If we elect to satisfy all or any portion of the conversion obligation in cash, and the conversion notice has not been retracted, then settlement (in cash or in cash and shares) will occur on the third Business Day following the last day of the Conversion Settlement Averaging Period. The “Conversion Settlement Averaging Period” with respect to any Notes to be converted means the 20-consecutive-Trading-Day period beginning:

•	on the Trading Day on or next following the redemption date if prior to the relevant conversion date we have called the Notes that are being converted for redemption;

•	for Notes that are converted during the period beginning on the 30th Trading Day prior to the maturity date of the Notes, on the 27th Trading Day immediately preceding the maturity date; and

•	in all other instances, on the Trading Day after the final day of the Conversion Retraction Period.

•

If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of the shares of our common stock into which the Notes are converted (and cash in lieu of any fractional shares) will occur as soon as practicable on or after the conversion date.

•

Notwithstanding the foregoing, if a holder surrenders a Note for conversion in connection with a Qualifying Fundamental Change (as described under “—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change”), we will deliver any related additional conversion consideration after the effective date of the Qualifying Fundamental Change it relates to even if the settlement date in respect of the other conversion consideration occurs earlier and conversion consideration may be delivered in two payments rather than one.

Settlement amounts will be computed as follows:

•

Settlement in Shares.    If we elect to satisfy the entire conversion obligation in shares, we will deliver to holders a number of shares equal to (i) the aggregate principal amount of Notes to be converted divided by $1,000 multiplied by (ii) the Applicable Conversion Rate on the conversion date.

•

Settlement in Cash.    If we elect to satisfy the entire conversion obligation in cash, for each $1,000 principal amount of Notes to be converted, we will deliver cash in an amount equal to the sum of the Daily Conversion Values (as defined below) for each Trading Day during the Conversion Settlement Averaging Period. The “Daily Conversion Value” for each Trading Day during the Conversion Settlement Averaging Period for each $1,000 aggregate principal amount of Notes is equal to one-twentieth of the product of the then Applicable Conversion Rate multiplied by the Volume Weighted Average Price of our common stock on that day.

•

Settlement in Cash and Shares.    If we elect to satisfy a fixed portion (other than 100%) of our conversion obligation in cash, we will deliver to holders, for each $1,000 principal amount of Notes surrendered for conversion:

•

cash in any amount we specify (the “Specified Cash Amount”), provided that in no event shall the Specified Cash Amount exceed the sum of the Daily Conversion Values for each of the 20 Trading Days during the Conversion Settlement Averaging Period and, if it does, then we will settle our conversion obligation entirely in cash as described above under “—Settlement in Cash”; and

•

a number of shares of our common stock equal to the greater of (i) zero and (ii) the sum for each of the 20 Trading Days in the Conversion Settlement Averaging Period of the excess, if any, (a) the Daily Share Amount for such Trading Day, over (b) the number of shares equal to the quotient of (x) one-twentieth of the Specified Cash Amount divided by (y) the Volume Weighted Average Price of our common stock on such Trading Day.

The “Daily Share Amount” for each Trading Day during the Conversion Settlement Averaging Period for each $1,000 aggregate principal amount of Notes is equal to one-twentieth of the Applicable Conversion Rate on that Trading Day.

The “Volume Weighted Average Price” per share of our common stock (or any security that is part of the Reference Property into which our common stock has been converted, if applicable) on any Trading Day means the Volume Weighted Average Price on the principal exchange or over-the-counter market on which our common stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that Trading Day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page BBG Equity AQR (or the Bloomberg Page for any security that is part of the Reference Property into which our common stock has been converted, if applicable, or if such Volume Weighted Average Price is not available (or the Reference Property in question is not a security), our board of directors’ reasonable, good faith estimate of the Volume Weighted Average Price of the shares of our common stock, or other Reference Property, on such Trading Day.

With respect to conversion notices that we receive after the Final Notice Date or after we have issued a notice of redemption and prior to the redemption date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. If we choose to satisfy all or any portion of the conversion obligation in cash with respect to conversion (i) after the Final Notice Date, on or before the Final Notice Date, or (ii) after we issue a notice of redemption and prior to the redemption date, on or before giving such notice of redemption, we will send a single notice to holders (which may be included in the notice of redemption, if applicable) indicating the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount). In the event that we receive a notice of conversion from holders of Notes after the Final Notice Date or after a notice of redemption and prior to the redemption date, settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above. If a conversion notice is received from holders of Notes after the Final Notice Date or after a notice of redemption and prior to the redemption date, such holders will not be allowed to retract the conversion notice.

To the extent we elect to settle all or a portion of our conversion obligation in shares of our common stock, no fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our common stock will receive a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each Trading Day during the Conversion Settlement Averaging Period (rounding down to the nearest whole number) and cash equal to the remainder multiplied by the Volume Weighted Average Price of our common stock on the last Trading Day of the Conversion Settlement Averaging Period.

The cash and any shares of our common stock (including cash in lieu of fractional shares) deliverable upon conversion of the Notes will be delivered through the conversion agent. Unless we have elected to settle our conversion obligation entirely in shares of our common stock, this delivery will generally be made three Business Days after the last day of the Conversion Settlement Averaging Period. If a holder surrenders a Note for conversion in connection with a Qualifying Fundamental Change (as described under “—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change”), however, we will not deliver any related additional conversion consideration until after the effective date of the Qualifying Fundamental Change it relates to even if the settlement date in respect of other conversion consideration occurs earlier and conversion consideration will be delivered in two payments rather than one as a result.

If a holder tenders Notes for conversion (and, if applicable, the Daily Conversion Value is being determined) at a time when the Notes are convertible into Reference Property (as defined below) in lieu of solely our common stock, for purposes of the foregoing, the Applicable Conversion Rate will relate to units of Reference Property and the Daily Conversion Values of Reference Property will be determined by reference to (i) in the case of Reference Property or part of Reference Property that is traded on a United States national securities exchange, including the NASDAQ Global Market or NASDAQ Global Select Market, the applicable stock price of such security or common stock, (ii) in the case of any other property other than cash, the value thereof as determined by two independent nationally recognized investment banks as of the effective date of the transaction, and (iii) in the case of cash, at 100% of the amount thereof.

Generally, the conversion date for any Notes will be the date on which the Notes have been delivered as described under “—Conversion Procedures” below and the requirements for conversion have been met, if all requirements for conversion have been satisfied by 11:00 a.m. (New York City time) on that day, or the next succeeding Business Day if such requirements are satisfied after 11:00 a.m. (New York City time).

Conversion Price Adjustments

The conversion price will be adjusted:

(1) upon the issuance of shares of our common stock as a dividend or distribution on shares of our common stock;

(2) upon the subdivision or combination of our outstanding common stock;

(3) upon the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the Current Market Price per share on the Trading Day immediately preceding the “ex” date (as defined below) for the issuance, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration or are not distributed;

(4) upon the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

•	dividends or distributions exclusively in cash referred to in clause (5) below;

•	distributions of securities referred to in clause (6) below; and

•	distribution of rights to all or substantially all holders of common stock pursuant to an adoption of a shareholder rights plan;

(5) upon the distribution of any cash dividends or other cash distributions to all or substantially all holders of our common stock (other than (x) distributions described in clause (6) below or (y) any dividend or distribution in connection with our liquidation, dissolution or winding up), in which event the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately before the close of business on the Trading Day immediately preceding the “ex” date with respect to the cash distribution or dividend by a fraction,

(a) the numerator of which will be the Closing Sale Price of a share of our common stock as of the Trading Day immediately preceding the “ex” date with respect to the dividend or distribution less the Dividend Adjustment Amount, and

(b) the denominator of which will be the Closing Sale Price of a share of our common stock as of the Trading Day immediately preceding the “ex” date with respect to the dividend or distribution;

(6) upon the distribution of shares of capital stock or similar equity interests of any subsidiary or business unit, which we refer to as a “Spin-off,” in which event the conversion price in effect immediately before the close of business on the Trading Day immediately preceding the “ex” date with respect to that distribution will be decreased by multiplying the conversion price by a fraction,

(a) the numerator of which is the average of the Closing Sale Prices of a share of our common stock on each of the 10 consecutive Trading Days beginning on the “ex” date with respect to the Spin-off, and

(b) the denominator of which is the average of the Closing Sale Prices of a share of our common stock on each of the 10 consecutive Trading Days beginning on the “ex” date with respect to the Spin-off plus the average of the Closing Sale Prices of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock on each of those 10 consecutive Trading Days; and

(7) upon the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries (not including any open-market share repurchase program or buy-back transaction not pursuant to a tender offer) at a price per share in excess of the Current Market Price for one share of our common stock on the last date tenders may be made pursuant to the tender offer, which we refer to as the “Expiration Date,” in which case, immediately prior to the opening of business on the day after the Expiration Date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the Expiration Date by a fraction,

(a) the numerator of which will be the product of the number of shares of our common stock outstanding (including tendered shares but excluding any shares held by us in treasury) immediately before the last time at which tenders may be made pursuant to the tender offer, which we refer to as the “Expiration Time,” and the Current Market Price per share of our common stock on the Trading Day next succeeding the Expiration Date; and

(b) the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time, which we refer to as the “Purchased Shares,” and (y) the product of the number of shares of our common stock outstanding (less any Purchased Shares and excluding any shares held by us in treasury) immediately before the Expiration Time and the Current Market Price per share of our common stock on the Trading Day next succeeding the Expiration Date.

“Current Market Price” means, with respect to any date of determination, the Closing Sale Price of our common stock on the date of determination. For purposes hereof, the term “ex” date, when used with respect to any dividend or distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

“Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock.

Upon any adjustment to the conversion price, the Applicable Conversion Rate will be adjusted accordingly.

We have adopted a shareholder rights plan pursuant to which rights are distributed to the holders of common stock as described in “Description of Capital Stock—Shareholder Rights Plan” in the base prospectus. The shareholder rights plan will expire on June 30, 2014 unless extended by us or unless sooner redeemed or exchanged by us. To the extent that we still have a rights plan in effect upon conversion of the Notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless the rights have separated from the common stock at the time of conversion of the Notes, in which case, the conversion price will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or other non-cash assets as described above in clause (4), subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•

any reclassification of our common stock (other than a change only in par value, or from par value to no par value or from no par value to par value, or a change as a result of a subdivision or combination of our common stock);

•	a consolidation or merger involving Bill Barrett Corporation; or

•	a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets,

in each case as a result of which our common stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash) or any combination thereof, then, from and after the effective time of such transaction, the settlement amount in respect of our conversion obligation will be computed as set forth under “—Settlement Upon Conversion” above, based on the kind and amount of shares of stock, securities, or other property or assets (including cash or any combination thereof) that holders of our common stock were entitled to receive in respect of each share of our common stock in such transaction (the “Reference Property”), and Reference Property will be delivered in lieu of each share of our common stock that would have otherwise been deliverable upon conversion. In the event of any issuance, dividend or distribution to holders of our common stock that occurs upon any such transaction, the preceding sentence will apply in lieu of any conversion price adjustment otherwise applicable pursuant to clauses (1), (3), (4), (5) or (6) of the first paragraph under this section (“—Conversion Price Adjustments”). Throughout this section (“Description of Notes”), if our common stock has been replaced by Reference Property as a result of any transaction described in the second preceding sentence, references to our common stock are intended to refer to such Reference Property.

From and after the effective time of such transaction:

•

the Applicable Conversion Rate will relate to units of such Reference Property (a “unit” of Reference Property being the kind and amount of Reference Property that a holder of one share of our common stock would receive in such transaction); and

•	the Daily Conversion Values will be determined based on the value of one unit of Reference Property determined as provided under “—Settlement Upon Conversion.”

If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property into which the Notes will be thereafter convertible will be deemed to be the weighted average of the types and amounts of such consideration received by the holders of our common stock that affirmatively make such an election. The determination of the Reference Property will apply to all of the Notes and we will notify the Trustee of the composition of the Reference Property promptly after it is determined.

We are permitted to reduce the conversion price of the Notes by any amount for a period of at least 20 Business Days if our board of directors determines that such reduction would be in our best interest. We are required to give at least 15 days’ prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See “Material United States Federal Income Tax Considerations” below for a relevant discussion.

Notwithstanding anything in this section “—Conversion Price Adjustments” to the contrary, we will not be required to adjust the conversion price unless the adjustment would result in a change of at least 1% of the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% upon required purchases of the Notes in connection with a Fundamental Change and five Business Days prior to the stated maturity of the Notes. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security. No adjustment to the conversion price need be made for a issuance or distribution specified in clauses (3), (4), (5) or (6) above if Holders of the Notes are entitled to participate in the issuance or distribution on substantially the same terms as holders of our common stock as if such Holders had converted their Notes solely into common stock immediately prior to such issuance or distribution at the then Applicable Conversion Rate. No adjustment to the conversion price will be made if it results in a conversion price that is less than the par value (if any) of our common stock.

Conversion Procedures

Holders may convert their Notes only in denominations of $1,000 principal amount and integral multiples thereof. Delivery of our common stock and cash upon conversion in accordance with the terms of the Notes will be deemed to satisfy our obligation to pay the principal amount of the Notes.

The right of conversion attaching to any Note may be exercised (a) if such Note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC, or (b) if such Note is represented by a certificated security, by delivery of such Note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a Note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

We will not issue fractional shares of common stock upon conversion of Notes.

If you have submitted your Notes for purchase upon a Fundamental Change, you may convert your Notes only if you withdraw your purchase notice prior to the close of business on the second scheduled Trading Day prior to the Fundamental Change Purchase Date, as described below under “—Purchase of Notes at Your Option Upon a Fundamental Change” and thereupon exercise your rights of conversion in respect of such Notes as specified under this section “Conversion Procedures.” If your Notes are submitted for purchase following a Fundamental Change, your right to withdraw your purchase notice and convert the Notes that are subject to purchase will terminate at 5:00 p.m. (New York City time) on the Business Day before such purchase date.

Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change

If a Qualifying Fundamental Change occurs prior to maturity, upon the conversion of the Notes as described above under “—Conversion of Notes—Conversion Upon Specified Corporate Transactions” in connection with such Qualifying Fundamental Change, the Applicable Conversion Rate will be increased by an additional number of shares of common stock (these shares being referred to as the “Additional Shares”) as described below. We will notify holders of the anticipated effective date of such Qualifying Fundamental Change and issue a press release as soon as practicable after we first determine the anticipated effective date of such Qualifying Fundamental Change. If a Qualifying Fundamental Change occurs, any conversion of Notes by a holder will be deemed for these purposes to be “in connection with” such Qualifying Fundamental Change if it occurs during the period that begins on the date on which such Qualifying Fundamental Change becomes effective and ends at the close of business on the second scheduled Trading Day immediately preceding the Fundamental Change Purchase Date relating to such Qualifying Fundamental Change.

A “Qualifying Fundamental Change” is any “Change in Control” included in the first or second bullet of the definition of that term below under “—Purchase of Notes at Your Option Upon a Fundamental Change” if (but only if) such “Change in Control” occurs prior to March 20, 2012. A merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition otherwise constituting a Change in Control will not constitute a Qualifying Fundamental Change if at least 90% of the consideration paid for our common stock in that transaction, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on a U.S. national securities exchange, or will be so traded immediately following such transaction, and, as a result of such transaction, the Notes become convertible into such shares of such common stock.

The number of Additional Shares by which the Applicable Conversion Rate will be increased for conversions in connection with a Qualifying Fundamental Change will be determined by reference to the table below, based on the date on which the Qualifying Fundamental Change occurs or becomes effective, which we refer to as the effective date, and (1) the price paid per share of our common stock in the Change in Control in the case of a Qualifying Fundamental Change described in the second bullet of the definition of Change in Control, or (2) the average of the last reported sale prices of our common stock over the five trading-day period ending on the Trading Day preceding the effective date of such other Qualifying Fundamental Change, which we refer to as the stock price, in the case of any Qualifying Fundamental Change described in the first bullet of such definition. If holders of our common stock receive only cash in the case of a Qualifying Fundamental Change described in the second bullet under the definition of Change in Control, the stock price shall be the cash amount paid per share.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the Notes is adjusted as described under “—Conversion Price Adjustments.” The stock prices in the table will be adjusted by the same adjustment factor applied to the conversion price as described under “—Conversion Price Adjustments” above and the number of Additional Shares will be adjusted by the reciprocal of that adjustment factor.

The following table sets forth the increase in the Applicable Conversion Rate, expressed as a number of Additional Shares to be added per $1,000 principal amount of Notes.

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$

March , 2008

March 20, 2009

March 20, 2010

March 20, 2011

March 20, 2012

The stock prices and additional share amounts set forth above are based upon a common share Closing Sale Price of $              on March     , 2008 and an initial conversion price of $            .

Our obligation to increase the Applicable Conversion Rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of law and equity. We have agreed to waive any right to raise a defense claiming such increase would be a penalty to the fullest extent permitted by law. Notwithstanding anything in the Indenture to the contrary, we may not increase the Applicable Conversion Rate to more than             shares per $1,000 principal amount of Notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion price as described under “—Conversion Price Adjustments” above, by the reciprocal of the adjustment factor applied to the conversion price under that section.

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•

between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of Additional Shares will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $ per share (subject to adjustment), no increase in the Applicable Conversion Rate will be made; and

•	less than $ per share (subject to adjustment), no increase in the Applicable Conversion Rate will be made.

Because we cannot calculate and deliver the additional conversion consideration due as a result of an increase in the Applicable Conversion Rate resulting from a given Qualifying Fundamental Change until after the effective date of that Qualifying Fundamental Change has occurred, we will not deliver such additional conversion consideration until after the effective date of the Qualifying Fundamental Change it relates to even if the settlement date in respect of other conversion consideration occurs earlier. As a result, you may receive conversion consideration in two payments rather than one. We will deliver the portion of the conversion consideration that is payable on account of the increase in the Applicable Conversion Rate as soon as practicable, but in no event after the third Business Day after the latest of:

•	the date the holder surrenders the Note for conversion;

•	the last Trading Day in the applicable Conversion Settlement Averaging Period; and

•	the effective date of the Qualifying Fundamental Change.

If you surrender a Note for conversion in connection with a Qualifying Fundamental Change we have announced, but the Qualifying Fundamental Change is not consummated, then you will not be entitled to the increased Applicable Conversion Rate referred to above in connection with the conversion.

Purchase of Notes by Us at the Option of the Holder

Holders have the right to require us to purchase the Notes on March 20, 2012, March 20, 2015, March 20, 2018 and March 20, 2023 (each, a “Purchase Date”). We will be required to purchase any outstanding Notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 Business Days prior to the relevant Purchase Date until the close of business on the second Business Day prior to the Purchase Date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related Notes.

The purchase price payable will be equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to such Purchase Date. All Notes purchased by us will be paid for in cash.

On or before the 20th Business Day prior to each Purchase Date, we will provide to the Trustee, to the paying agent and to all holders of the Notes, and to beneficial owners as required by applicable law, a notice (delivered in any manner permitted by the Indenture, including through DTC) stating, among other things:

•	the last date on which a holder may exercise the purchase right;

•	the purchase price;

•	the name and address of the paying agent; and

•	the procedures the holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to purchase your Notes must state:

•	if certificated Notes have been issued, the certificate numbers of the Notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of Notes to be purchased, in multiples of $1,000; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

No Notes may be purchased at the option of holders if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Purchase Date.

If a holder of Notes has given purchase notice, the holder may convert those Notes only if that holder withdraws the purchase notice delivered by that holder in accordance with the terms of the Indenture and the holder is otherwise entitled to convert. You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Business Day prior to the Purchase Date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

You must either effect book-entry transfer or deliver the Notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the Purchase Date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money sufficient to pay the purchase price of the Notes on the Business Day following the Purchase Date, then:

•	the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest upon delivery on transfer of the Notes).

We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase Notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

If holders of Notes elect to give a purchase notice, we may not have sufficient funds to pay the purchase price for the Notes tendered by holders. If we are required to purchase the Notes and are unable to do so for any reason, our failure to purchase such tendered Notes would constitute an Event of Default under the Indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any. In addition, lenders under our senior indebtedness then outstanding may have the ability to declare an event of default under such indebtedness if we are required to purchase Notes.

Purchase of Notes at Your Option Upon a Fundamental Change

If a Fundamental Change occurs, you will have the option to require us to purchase for cash all or any part of your Notes on the day that is 30 Business Days after the occurrence of such Fundamental Change, referred to as the “Fundamental Change Purchase Date,” at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, payable in cash. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

We will mail to the Trustee and to each holder a written notice of the Fundamental Change within 10 Business Days after the occurrence of such Fundamental Change. This notice shall state certain specified information, including:

•	information about, and the terms and conditions of, the Fundamental Change, including the amount of Additional Shares that are deliverable, if any;

•	information about the holders’ right to convert the Notes;

•	information about the holders’ right to require us to purchase the Notes;

•	the Fundamental Change Purchase Date;

•	the procedures required for exercise of the purchase option upon the Fundamental Change; and

•	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the date the Fundamental Change notice is given and the close of business on the second scheduled Trading Day prior to the Fundamental Change Purchase Date. The written notice must specify the Notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the second scheduled Trading Day prior to the Fundamental Change Purchase Date.

A notice electing to require us to purchase your Notes must state:

•	if certificated Notes have been issued, the certificate numbers of the Notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of Notes to be purchased, in multiples of $1,000; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

You must either effect book-entry transfer or deliver the Notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the Fundamental Change Purchase Date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money sufficient to pay the purchase price of the Notes on the Business Day following the Fundamental Change Purchase Date, then:

•	the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest upon delivery or transfer of the Notes).

We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase Notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder.

“Fundamental Change” means the occurrence of a Change in Control or a Termination of Trading. A “Change in Control” will be deemed to have occurred if any of the following occurs:

•	any “person” or “group,” other than any of the Permitted Holders, is or becomes the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50%

or more of the total voting power of all outstanding classes of our voting stock and (i) files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (ii) we otherwise become aware of any such person or group;

•

we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving or transferee person (or any parent thereof) immediately after giving effect to such transaction;

•	a majority of the members of our board of directors are not continuing directors; or

•	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Bill Barrett Corporation (whether or not otherwise in compliance with the Indenture).

However, notwithstanding the foregoing, holders of the Notes will not have the right to require us to purchase any Notes under the first or second bullet above, and we will not be required to deliver the Fundamental Change notice incidental thereto as a result of any merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition otherwise constituting a Change in Control in which at least 90% of the consideration paid for our common stock, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on a U.S. national securities exchange, or which will be so traded immediately following such transaction, and, as a result of such transaction, the Notes become convertible into such shares of such common stock.

For purposes of this Change in Control definition:

•

“person” and “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•

a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the Indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the Change in Control determination is being made, all unissued shares deemed to be held by all other persons;

•

“continuing directors” means, as of any date of determination, any member of our board of directors who was a member of such board of directors on the date of the original issuance of the Notes, or was recommended, nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such recommendation, nomination or election, either by a specific vote or by approval of the proxy statement issued by us on behalf of our board of directors in which such individual is named as a nominee for director, or by a Permitted Holder;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“permitted holders” means the equity investors and related parties;

•	“equity investor” means Warburg Pincus Private Equity VIII, L.P.;

•	“related party” means:

(1) any controlling stockholder, partner, member, 51% (or more) owned subsidiary or immediate family member (in the case of an individual) of the equity investor; or

(2) any trust, corporation, partnership, limited liability company or other Person (other than any individual), the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding (directly or through one or more subsidiaries) a 51% or more controlling interest of which consist of the equity investor or such other Persons referred to in the immediately preceding clause (1) or this clause (2);

“unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a Change in Control; and

“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

The term “all or substantially all” as used in the definition of Change in Control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

In connection with any purchase of Notes in the event of a Fundamental Change, we will in accordance with the Indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the Notes upon a Fundamental Change.

No Notes may be purchased by us at the option of holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Purchase Date for such Fundamental Change.

This “Fundamental Change” purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the “Fundamental Change” purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the “Fundamental Change” purchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a Fundamental Change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the Indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the Notes.

If a Fundamental Change were to occur, we may not have sufficient funds to pay the Fundamental Change purchase price for the Notes tendered by holders. Our credit facility in effect from time to time may contain, or other agreements relating to our indebtedness may contain, provisions prohibiting purchase of the Notes under some circumstances or expressly prohibit our purchase of the Notes upon a Fundamental Change or may provide that a Fundamental Change constitutes an event of default under that agreement. If a Fundamental Change occurs at a time when we are prohibited from purchasing Notes, we could seek the consent of our lenders to purchase the Notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the Notes. Our failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Our obligations to make a repurchase in the event of a Fundamental Change will be satisfied if a third party makes the Fundamental Change offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a Fundamental Change offer made by us and purchases all Notes properly tendered and not withdrawn under the Fundamental Change offer.

Guarantees

The Notes will not be guaranteed by any of our subsidiaries on the date of original issuance. However, if any subsidiary incurs or guarantees any Indebtedness (defined below) other than Indebtedness under a Secured Credit Facility (defined below), which when combined with any other such Indebtedness for which such subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount, then the Issuer shall cause such subsidiary to become a Subsidiary Guarantor. In addition, if subsidiaries that are not Subsidiary Guarantors, but that are obligors or guarantors under a Secured Credit Facility, own more than 15% of the Issuer’s total consolidated assets, then the Issuer shall cause one or more subsidiaries to become Subsidiary Guarantors so that, after giving effect thereto, subsidiaries that are not Subsidiary Guarantors, but that are obligors or guarantors under a Secured Credit Facility, do not own more than 15% of the Issuer’s total consolidated assets. If required to become a Subsidiary Guarantor pursuant to the immediately preceding two sentences, such subsidiary shall:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed, and delivered by such subsidiary and constitutes a legal, valid, binding, and enforceable obligation of such subsidiary.

Thereafter, such subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture, subject to such subsidiary ceasing to be a Subsidiary Guarantor when its Subsidiary

Guarantee is released in accordance with the terms of the Indenture. Each Subsidiary Guarantor will unconditionally guarantee, on a senior unsecured basis, jointly and severally, to each holder of Notes and the Trustee, the full and prompt performance of the Issuer’s obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes (a “Subsidiary Guarantee”).

The obligations of each Subsidiary Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Nonetheless, in the event of the bankruptcy or financial difficulty of a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Subsidiary Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Subsidiary Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Subsidiary Guarantee exceeds the economic benefits it receives from the issuance of the Subsidiary Guarantee.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor, if any, in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP (defined below).

If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness of the applicable Subsidiary Guarantor, and, depending on the amount of such Indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero.

Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to (i) the Issuer or another Subsidiary Guarantor without limitation; or (ii) any other Person if:

•

the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations on the Notes and under the Indenture;

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing; and

•	other conditions specified in the Indenture are met.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) us or a Subsidiary Guarantor, if neither the Issuer nor any other Person that (after giving effect to such transaction and such release and any other related releases) is a Subsidiary Guarantor remains liable on the Indebtedness with respect to which the Subsidiary Guarantee was executed, or would have been executed pursuant to the first paragraph of this section had a Subsidiary Guarantee not been executed previously;

(2) in connection with any sale or other disposition of all of the Capital Stock (or any sale or other disposition of Capital Stock following which such Subsidiary Guarantor is no longer a subsidiary) of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) us or a Subsidiary Guarantor, if neither the Issuer nor any other Person that (after giving effect to such transaction and such release and any other related releases) is a Subsidiary Guarantor remains liable on the Indebtedness with respect to which the Subsidiary Guarantee was executed, or would have been executed pursuant to the first paragraph of this section had a Subsidiary Guarantee not been executed previously;

(3) if the Issuer designates such Subsidiary Guarantor to be an “unrestricted subsidiary” (or like term) in accordance with the applicable provisions of, and thereupon is not liable with respect to any Indebtedness under, any Secured Credit Facility or and any indenture governing debt securities in an aggregate principal amount in excess of $10.0 million for which the Issuer or any Person that (after giving effect to such release and any related releases) is a Subsidiary Guarantor is an obligor or guarantor;

(4) upon satisfaction and discharge of the Notes as provided below under the caption “Satisfaction and Discharge”;

(5) upon the full and final payment and performance of all of our obligations under the Notes;

(6) upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing; or

(7) at such time as, after giving effect to such release, (a) the Indebtedness (other than under a Secured Credit Facility) for which such Subsidiary Guarantor is an obligor or guarantor does not exceed $10.0 million in aggregate principal amount and (b) subsidiaries that are not Subsidiary Guarantors but that are obligors or guarantors under a Secured Credit Facility do not own more than 15% of the our total consolidated assets.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing;

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1), (2) and (3) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, as to any Person, an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from Moody’s or S&P;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof or demand deposit accounts and Eurodollar time deposits and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) or (2) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) deposits in money market funds investing in instruments of the type specified in clauses (1) through (5) above; and

(7) money market mutual or similar funds having assets in excess of $100 million.

“Commission” means the Securities and Exchange Commission.

“Credit Facility” means, with respect to the Issuer or any subsidiary, one or more debt facilities or debt issuances or letters of credit or any successor or replacement agreement, in each case, as amended, restated, modified, renewed or refinanced in whole or in part from time to time.

“Crude Oil and Natural Gas Business” means:

(1) the acquisition, exploration, exploitation, development, operation, production, hedging, swapping and disposition of interests in oil, natural gas and other Hydrocarbon properties and assets;

(2) the gathering, marketing, treating, processing, storage, refining, hedging, swapping, selling and transporting of any production from such interests, properties or assets (or interests, properties or assets of others) and products produced in association therewith; and

(3) activities arising from, relating to or necessary, appropriate, ancillary, complementary or incidental to the foregoing.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Dollar-Denominated Production Payment” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Fair Market Value” means, with respect to any asset or property, the price which would be paid in an arm’s-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction, determined in good faith by our board of directors (unless otherwise provided in the Indenture), which determination will be conclusive for all purposes under the Indenture.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“Indebtedness” means with respect to any Person, without duplication:

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capitalized Lease Obligations of such Person;

(3) all obligations of such Person representing the deferred purchase price of property all conditional sale obligations of such Person and all obligations under any title retention agreement (but excluding trade accounts payable), to the extent such obligations would appear as a liability upon the balance sheet of such Person in accordance with GAAP;

(4) all obligations for the reimbursement of any obligor on any outstanding letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) guarantees and other contingent obligations in respect of Indebtedness referred to in this definition;

(6) all obligations of any other Person of the type referred to in clauses (1) through (5) above which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured; and

(7) any guarantee by such Person of production or payment with respect to (A) a Production Payment or (B) Production Payments and Reserve Sales;

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute “Indebtedness.”

Notwithstanding the foregoing, (i) accrued expenses and trade accounts payable arising in the ordinary course of business shall not constitute “Indebtedness” and (ii) except as expressly provided in clause (7) above, Production Payments and Reserve Sales shall not constitute “Indebtedness.”

Any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligations, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property shall not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the acquisition or disposition of any business, assets or Capital Stock of a subsidiary or the Issuer, “Indebtedness” will exclude any obligations arising from agreements of the Issuer or any of its subsidiaries providing for indemnification, guarantees (other than guarantees of Indebtedness), adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations, in each case, incurred or assumed in connection with such acquisition or disposition.

The “amount” or “principal amount” of Indebtedness at any time of determination as used herein shall, except as set forth below, be determined in accordance with GAAP:

(1) the “amount” or “principal amount” of any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the accreted value thereof;

(2) the “amount” or “principal amount” of any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof; and

(3) the “amount” or “principal amount” of all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

(4) the “amount” or “principal amount” of all other contingent obligations shall be the maximum liability at such date of such Person.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Person” means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, revenue interest, net revenue interest, reversionary interest, net profits interest, master limited or other partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including, without limitation, any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists or other providers of technical services to the Issuer or a subsidiary.

“Secured Credit Facility” means a Credit Facility secured by one or more Liens on a substantial portion of the Issuer’s assets.

“Subsidiary Guarantor” means each of the Issuer’s subsidiaries that in the future executes a supplemental indenture in which such subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor; provided, however, that any Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

Events of Default

Each of the following will constitute an “Event of Default” under the Indenture:

(1) we fail to pay the principal of any Note when due;

(2) we fail to pay the cash, shares of our common stock or a combination thereof owing upon conversion of any Note (including any Additional Shares) within the time period required by the Indenture and such failure continues for a period of five days;

(3) we fail to pay any interest amounts on any Note when due if such failure continues for 30 days;

(4) we fail to perform any other covenant required of us in the Indenture (including any provision of the Trust Indenture Act that imposes any duty on the Issuer or any Subsidiary Guarantor that is deemed part of the Indenture pursuant to Section 318(c) of the Trust Indenture Act, but excluding any covenant included in the indenture solely for the benefit of a different series of our debt securities) if such failure continues for 90 days after notice is given in accordance with the Indenture;

(5) we fail to pay the purchase price or redemption price of any Note when due;

(6) we fail to provide timely notice of a Fundamental Change;

(7) any indebtedness for money borrowed by us or one of our significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X) in an outstanding principal amount in excess of $50.0 million is not paid at final maturity as such final maturity may be extended by waiver or amendment or is accelerated and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the Indenture;

(8) we fail or any of our significant subsidiaries fails to pay one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) and such judgment(s) remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and

(9) certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

If an Event of Default, other than an Event of Default described in clause (8) above with respect to us, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (8) above occurs with respect to us, the principal amount of the Notes will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal of the Notes, have been cured or waived.

Notwithstanding the foregoing, the sole remedy under the Indenture for an Event of Default relating to the failure to comply with our reporting obligations to the Trustee and the SEC, as set forth in (or deemed part of) the Indenture will, for the 180 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the aggregate principal amount of the Notes to, but not including, the 181st day thereafter (or, if applicable, the earlier date on which the Event of Default relating to the reporting obligations is cured or waived). Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. If the Event of Default is continuing on the 181st day after an Event of Default relating to a failure to comply with the provision of the Indenture relating to reporting obligations described above occurs, the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other Events of Default. References to interest on the Notes in this prospectus supplement are, except as otherwise required by the context, intended to refer to any additional interest as well as to regular interest.

Subject to the Trustee’s duties in the case of an Event of Default, the Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee reasonable indemnity. Subject to the Indenture, applicable law and the Trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No holder will have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture unless:

•	the holder has previously given the Trustee written notice of a continuing Event of Default;

•

the holders of at least 25% in aggregate principal amount of the Notes then outstanding have made a written request and have offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

•

the Trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal or interest on any Note on or after the applicable due date or the right to convert the Note in accordance with the Indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any Default or Event of Default unless:

•	we fail to pay the principal of or any interest amounts on any Note when due;

•	we fail to pay the cash and deliver the shares of common stock owing upon conversion of any Note (including Additional Shares, if any) within the time period required by the Indenture; or

•	we fail to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

We are required to furnish to the Trustee, on an annual basis, a statement by our officers as to whether or not Bill Barrett Corporation, to the officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture, specifying any known defaults.

The matters described under “Events of Default” in the accompanying prospectus will not apply to the Notes except as and to the extent described above.

Modification and Waiver

We and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes). In addition, the holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes) may waive our compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would (with respect to Notes held by any non-consenting holder):

•	change the stated maturity of the principal of, or any interest on, the Notes;

•	reduce the principal amount of or rate of interest on the Notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the Notes;

•	change the currency of payment of principal of or interest on the Notes;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, the Notes;

•	modify the time or price at which the Notes may be redeemed as described under “—Optional Redemption” above;

•

amend, change or modify in any material respect the provisions with respect to the purchase rights of the holders as described above under “—Purchase of Notes by Us at the Option of the Holder” on the dates specified thereunder; and “—Purchase of Notes at Your Option Upon a Fundamental Change”, after a Fundamental Change has occurred, in each such case in a manner adverse to holders of Notes;

•	adversely affect the right of holders to convert Notes;

•	reduce the percentage in principal amount of outstanding Notes required for modification or amendment of the Indenture;

•	reduce the percentage in principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•

modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of Notes.

We and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the Note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any Note holder. Any amendment or supplement made solely to conform the provisions of the Indenture and Notes to the description of the Indenture and the Notes contained herein will be deemed not to adversely affect the rights of any Note holder.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

The matters described under “Modification and Waiver” in the accompanying prospectus will not apply to the Notes except as and to the extent of the matters described above.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer, sale or lease or other disposition of all or substantially all our assets our properties and assets to any successor person, unless:

•

the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations on the Notes and under the Indenture;

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing; and

•	other conditions specified in the Indenture are met.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Notes and the Indenture. Although the Indenture permits these transactions, some of the transactions could constitute a

Fundamental Change of us and permit each holder to require us to repurchase the Notes of such holder as described under “—Purchase of Notes at Your Option Upon a Fundamental Change.” An assumption of our obligations under the Notes and the indenture by such person might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new notes by the beneficial owners thereof, possibly resulting in recognition of gain or loss for such purposes and other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the effect of this covenant may be uncertain in connection with a conveyance, transfer, sale, lease or other disposition of less than all of our assets.

The covenant described under “Consolidation, Merger and Sale of Assets” in the accompanying prospectus will not apply to the Notes except as and to the extent of the covenant described above.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or, after the Notes have become due and payable, depositing with the Trustee an amount sufficient to pay and discharge all outstanding Notes.

The matters described under “Satisfaction and Discharge” in the accompanying prospectus will not apply to the Notes except as and to the extent of the matters described above.

Transfer and Exchange

We have initially appointed the Trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All Notes surrendered for payment, redemption, purchase, registration of transfer or exchange or conversion shall, if surrendered to any person other than the Trustee, be delivered to the Trustee. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee. No Notes shall be authenticated in exchange for any Notes cancelled as provided in the Indenture.

We may, to the extent permitted by law, purchase Notes in the open market or by tender offer at any price or by private agreement. Any Notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any Notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of Note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at your expense upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such Note before a replacement Note will be issued.

Calculations in Respect of the Notes

We will be responsible for making many of the calculations called for under the Notes. These calculations include, but are not limited to, determination of the Closing Sale Price of our common stock in the absence of reported or quoted prices, the Applicable Conversion Rate, amounts of accrued interest, and adjustments to the conversion price. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of Notes. We will provide a schedule of our calculations to the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Deutsche Bank Trust Company Americas has agreed to serve as the Trustee under the Indenture. The Trustee is an affiliate of an underwriter and will be permitted to deal with us and any of our affiliates with the same rights as if it were not Trustee. However, under the Trust Indenture Act, if the Trustee acquires any conflicting interest and there exists a default with respect to the Notes, the Trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee. However, any such direction may not conflict with any law or the Indenture, may not be unduly prejudicial to the rights of another holder or the Trustee and may not involve the Trustee in personal liability.

Book-Entry, Delivery and Form

We will initially issue the Notes in the form of one or more global securities. The global security will be deposited with the Trustee as custodian for The Depository Trust Company and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “Certificated Securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “Participants,” and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC’s Participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “Indirect Participants,” that clear through or maintain a custodial relationship with a Participant, whether directly or indirectly.

We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such global security to the accounts of Participants. The accounts to be credited shall be designated by the representative of the underwriters. Ownership of beneficial interests in the global security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to Participants’ interests), the Participants and the Indirect Participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into cash, shares of our common stock or any combination thereof at our election as described under “— Settlement Upon Conversion” should contact their brokers or other Participants or Indirect Participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the Indenture and the Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the Notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of Certificated Securities and will not be considered to be the owner or holder of any Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the Participants to take such action, and the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium, if any, or any interest on the global security, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by Participants or Indirect Participants to owners of beneficial interests in the global security held through such Participants or Indirect Participants will be governed by standing instructions and customary practices and will be the responsibility of such Participants or Indirect Participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any Note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its Participants or Indirect Participants or the relationship between such Participants or Indirect Participants and the owners of beneficial interests in the global security owning through such Participants.

Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Participant or Participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an Event of Default under the Notes, DTC will exchange the global security for Certificated Securities which it will distribute to its Participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility, or liability, for the performance by DTC or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their respective operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and, to the extent set forth below, any common stock that may be issued upon conversion thereof. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to investors that purchase notes in the initial offering at their issue price and that hold the notes and common stock as “capital assets” (generally, property held for investment). This summary does not describe the effects of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws. In addition, this discussion does not address tax considerations applicable to an investor as a result of such investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies and real estate investment trusts and stockholders of such entities that hold the notes;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers and traders in securities or currencies;

•	controlled foreign corporations;

•	passive foreign investment companies;

•

S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of, or investors in, such entities;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders, as defined below, whose functional currency is not the U.S. dollar; and

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

As used herein, the term “U.S. Holder” means a beneficial owner of notes or, to the extent set forth below, common stock that for U.S. federal income tax purposes is

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if it is subject to the primary supervision of a U.S. court and the control of one or more United States persons (as defined for U.S. federal tax purposes) or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of notes or, to the extent set forth below, common stock, that is an individual, corporation, estate or trust and is not a U.S. Holder.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a note, or common stock acquired upon conversion of a note, if any, that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the ownership, conversion and disposition of the notes and common stock received on conversion of the notes arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Payment of Interest

This discussion assumes that the notes will not be issued with more than a de minimis amount of original issue discount. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Redemption or Other Disposition of Notes

Except as provided below under “—Conversion of Notes into Common Stock, Cash or a Combination Thereof” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as ordinary income to the extent not previously so taxed) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are a non-corporate U.S. Holder and have held the note for more than one year, such capital gain will generally be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of Notes into Common Stock, Cash or a Combination Thereof

We intend to take the position that neither gain nor loss will be recognized by holders on the exchange of notes into shares of common stock upon conversion or otherwise, except to the extent of cash received, if any, including any cash received in lieu of a fractional share and except to the extent of amounts received with respect to accrued interest, which will be taxable as ordinary income to the extent not previously so taxed. If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “—Sale, Exchange, Redemption or other Disposition of Notes”). If a combination of cash and stock is received in exchange for your notes upon conversion, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the fair market value of the common stock (including any fractional share for which cash is received) and cash received (other than common stock or cash attributable to accrued interest, which will be treated as ordinary income to the extent not previously so taxed, and cash in lieu of a fractional share) over your adjusted tax basis in the note, but the gain recognized should not exceed the amount of cash received. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and your adjusted tax basis in the fractional share.

The tax basis of the shares of common stock (including any fractional share for which cash is received) received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Alternatively, it is possible that the conversion of notes into cash and shares of common stock could be treated as a partial taxable sale of notes and a partial tax-free conversion of notes. You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion.

Dividends

If we make a distribution in respect of our common stock, including any common stock acquired upon conversion of a note, from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its common stock (determined on a share-by-share basis), and any remaining excess will be treated as capital gain. If the U.S. Holder is a corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend (subject to various requirements and limitations). Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15% (or 20% for taxable years beginning after December 31, 2010), provided that certain holding period and other requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in the conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the noteholders, although they would not actually receive any cash or other property. Not all changes in the conversion rate that allow noteholders to receive more stock on conversion, however, will increase the noteholders’ proportionate interests in our earnings and profits or assets. For example, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a stock distribution would be treated in the same manner as distributions paid in cash or other property and would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of the holder’s investment or as capital gain. Deemed dividends received by U.S. Holders may not be eligible for the reduced rates of tax applicable to qualified dividend income of non-corporate U.S. Holders or to the dividends received deduction generally available to U.S. corporations. U.S. Holders of notes or our common stock should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate described in the previous paragraph or the dividends received deduction.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder of our common stock generally will recognize capital gain or loss on a sale, exchange or other disposition of such common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate (or 20% for taxable years beginning after December 31, 2010). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above) of the notes or our common stock.

Payments of Interest

Payments of interest on the notes made to you will be exempt from U.S. federal income or withholding tax, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•

you provide your name and address, and certify, under penalties of perjury, that you are not a United States person, as defined under the Code (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of the applicable Treasury regulations; and

•	the interest is not effectively connected with the conduct of a U.S. trade or business.

If you cannot satisfy the requirements described above, the 30% United States federal withholding tax will apply with respect to payments of interest on the notes (including payments treated as interest on the notes), unless you provide us with a properly executed

(1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a United States trade or business. If you are a Non-U.S. Holder engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied, but you will be subject to United States federal income tax on that interest on a net income basis generally in the same manner as if you were a U.S. Holder unless an applicable income tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct of a trade or business in the United States.

Conversion of Notes into Common Stock, Cash or a Combination Thereof

To the extent that a Non-U.S. Holder recognizes gain upon conversion of a note, such gain (not including amounts treated as interest, which would be subject to the rules regarding interest above) would be subject to the rules described below with respect to the sale or other disposition of a note or common stock. See “—Sale, Exchange, Redemption or other Disposition of Notes or Common Stock” below.

Dividends on Common Stock and Constructive Distributions

Dividends, if any, paid to a Non-U.S. Holder of common stock received on conversion of a note (and the amount of any taxable constructive stock distributions realized by a Non-U.S. Holder of a note resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion as described above under “—U.S. Holders —Constructive Distributions”) generally will be subject to U.S. withholding tax at a 30% rate. We may satisfy any such withholding tax requirements by withholding the applicable amount from cash payments of interest or dividends or from cash or shares of our common stock deliverable to a holder upon a conversion, redemption or repurchase of a note. The withholding tax, however, may be reduced under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. If applicable, a Non-U.S. Holder should demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN or appropriate substitute form. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Any dividends on our common stock that are effectively connected with your conduct of a trade or business in the United States will be subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. Holder, as described above (unless an applicable income tax treaty provides otherwise), but will not be subject to withholding tax provided you comply with certain certification and disclosure requirements. Any earnings and profits attributable to effectively connected dividends received by a Non-U.S. Holder of our common stock that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock

You will generally not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other disposition of notes or common stock unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States);

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•

we are a “U.S. real property holding corporation” (“USRPHC”) within the shorter of the five-year period preceding such disposition and the period the Non-U.S. Holder held the note or common stock, subject to the discussion below.

If you are a Non-U.S. Holder engaged in a trade or business in the United States and gain is effectively connected with your conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by you), you will be subject to United States federal income tax on that gain on a net income basis generally in the same manner as if you were a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct of a trade or business in the United States.

If you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, except as otherwise provided by an applicable income tax treaty, you will generally be subject to a flat 30% U.S. federal income tax on the gain derived from a sale or other disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

In general, we would be a USRPHC if interests in real property comprised the majority of our assets. We believe that we are a USRPHC for U.S. federal income tax purposes. However, so long as our common stock continues to be regularly traded on an established securities market, only a Non-U.S. Holder (i) who owns within the time period described above more than 5% of the notes, if the notes are regularly traded on an established securities market, (ii) who owns notes with a value greater than 5% of our common stock as of the latest date any such notes were acquired, if the notes are not regularly traded on an established securities market, or (iii) who actually or constructively owns within the time period described above more than 5% of our common stock, will be subject to United States tax on the sale, exchange, redemption or conversion thereof. The application of the rules relating to interests in a USRPHC to gain recognized on the disposition of the notes is not entirely clear. Non-U.S. Holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the United States tax consequences of the ownership and disposition of notes and common stock.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide its taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his tax returns. The backup withholding tax rate is currently 28% (subject to increase to 31% in 2011).

U.S. Holders

Payments of interest or dividends to U.S. Holders on notes or common stock, and the proceeds from the disposition of notes or common stock, generally will be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends.

The gross proceeds from the disposition (including a redemption or retirement) of notes or our common stock may be subject to information reporting and backup withholding. If you sell your notes or common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will generally apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your common stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. tax purposes; or

•

is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

If you receive payments of the proceeds of a sale or other disposition of notes or our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you properly provide an applicable Form W-8 certifying that you are a non-U.S. person or you otherwise establish an exemption.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by timely filing a properly completed claim for refund with the U.S. Internal Revenue Service.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement between us and the underwriters, each underwriter named below, through Deutsche Bank Securities Inc., Banc of America Securities LLC, and J.P. Morgan Securities Inc. (the “Representatives”), has severally but not jointly agreed to purchase from us the principal amount of notes listed opposite its name below:

Underwriter	Principal Amount of Notes
Deutsche Bank Securities Inc.	$
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated

Total		$130,000,000

The underwriters will purchase the notes from us at a purchase price of         % of the principal amount thereof, plus accrued interest, if any, from March     , 2008 to the date of payment and delivery. The underwriters propose to offer and sell the notes to investors at the offering price set forth on the cover page of this prospectus supplement. After the initial offering, the offering price may be changed.

The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain conditions precedent and that the underwriters will be obligated to purchase all of the notes offered hereby, other than those notes covered by the option described below, if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances, the purchase commitments of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated.

We have granted the underwriters an option, exercisable for 30 days, to purchase up to an additional 15% aggregate principal amount of notes, on the same terms and conditions as the original $130,000,000 aggregate principal amount of notes that are being purchased. The underwriters may exercise such option to purchase additional notes to cover over-allotments and other transactions by the underwriters made in connection with the notes offered in this offering.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase from us in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The notes are a new issue of securities with no established trading market. The underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Our shares of common stock are listed on the New York Stock Exchange under the trading symbol “BBG.”

The underwriters have agreed to reimburse the Company, pro rata, for an amount equal to $0.3 million for expenses, or $0.4 million if the underwriters’ over-allotment option is exercised in full.

We have agreed to indemnify the underwriters against liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

Our directors and some of our officers and principal shareholders have agreed, with exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any common stock for 60 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc., on behalf of the Representatives. Such exceptions include (a) our directors and some of our officers may sell up to an aggregate of 200,000 shares of the Company’s common stock and may also sell shares pursuant to a written trade plan, in existence as of the date hereof, complying with Rule 10b5-1 under the Exchange Act, and (b) Warburg Pincus Private Equity VIII, L.P. or an affiliate of Warburg Pincus Private Equity VIII, L.P., may distribute to its members, general or limited partners or stockholders up to an aggregate of 25% of its shares of the Company’s common stock owned as of the date of this prospectus supplement. This consent may be given at any time without public notice. We have also entered into an agreement for 60 days with the Representatives not to offer, issue, sell or contract to sell, or enter into any transaction that is designed to, or could be expected to, result in the sale or issuance of any of our common stock, except that we may register and issue shares of our common stock pursuant to our existing employee stock option and incentive plans.

Because more than 10% of the net proceeds of this offering, not including underwriting compensation, will be paid to affiliates of Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, and Credit Suisse Securities (USA) LLC, each of whom are lenders under our revolving credit facility and are members of the Financial Industry Regulatory Authority (FINRA) who are participating in this offering, this offering is being conducted in compliance with FINRA Rules 2710(h) and 2720(c). Those rules require that the yield at which our notes are to be distributed to the public can be no lower than that recommended by a “qualified independent underwriter,” as defined by FINRA.                                          has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement. We have agreed to indemnify                                          against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

LEGAL MATTERS

Francis B. Barron, our Senior Vice President-General Counsel and Secretary will pass upon the validity of the notes offered hereby. Akin Gump Strauss Hauer & Feld LLP, Houston, Texas will pass upon other legal matters related to the Company and the notes in connection with the offering for us. Certain matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. Mr. Barron beneficially owns 39,309 shares of common stock, 9,934 of which are subject to forfeiture and vesting requirements, and options to acquire 100,442 shares of our common stock under the Company’s employee benefit plans, 56,379 of which are currently exercisable.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Bill Barrett Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Certain information regarding the oil and gas reserves associated with our oil and gas prospects is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm. These estimates are included and incorporated by reference into this prospectus supplement, upon the authority of said firm as experts in these matters.

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this document:

Bbl.    Stock tank barrel, or 42 U.S. gallons liquid volume.

Bcf.    Billion cubic feet of natural gas.

Bcfe.    Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Coalbed methane (CBM).    Natural gas formed as a byproduct of the coal formation process, which is trapped in coal seams and produced by nontraditional means.

Condensate.    Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

Drill-to-earn.    The process of earning an interest in leasehold acreage by drilling a well pursuant to a farm-in, exploration, or other agreement.

Dry hole.    A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Exploratory well.    A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir, or to extend a known reservoir.

Farm-in or farm-out.    An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”

Field.    An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Gross acres or gross wells.    The total acres or wells, as the case may be, in which a working interest is owned.

Identified drilling locations.    Total gross locations specifically identified and scheduled by management as an estimation of our multi-year drilling activities on existing acreage. Our actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, natural gas and oil prices, costs, drilling results and other factors.

MBbls.    Thousand barrels of crude oil or other liquid hydrocarbons.

Mcf.    Thousand cubic feet of natural gas.

Mcfe.    Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

MMBbls.    Million barrels of crude oil or other liquid hydrocarbons.

MMBtu.    Million British thermal units.

MMcf.    Million cubic feet of natural gas.

MMcfe.    Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

MMcfe/d.    MMcfe per day.

Net acres or net wells.    The sum of the fractional working interest owned in gross acres or gross wells, as the case may be.

Productive well.    A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

Prospect.    A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Proved developed reserves (PDP).    Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves.    The estimated quantities of oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves (PUD).    Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Recompletion.    The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

Reservoir.    A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Standardized Measure.    The present value of estimated future cash inflows from proved natural gas and oil reserves, less future development and production costs and future income tax expenses, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10% to reflect timing of future cash flows.

Tcf.    Trillion cubic feet of natural gas.

Undeveloped acreage.    Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

Working interest.    The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

Common Stock Stock Purchase Units	Preferred Stock Stock Purchase Contracts Debt Securities	Depositary Shares Securities Warrants

We may offer and sell from time to time:

•	debt securities;

•	shares of common stock;

•	stock purchase contracts;

•	stock purchase units;

•	shares of preferred stock, which may be issued in the form of depositary shares evidenced by depositary receipts; and

•	securities warrants to purchase debt securities, common stock, preferred stock or depositary shares.

The debt securities, preferred stock and purchase contracts may be convertible into or exercisable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, we will provide one or more supplements to this prospectus that contain more specific information about the offering and the terms of the securities. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

Our common stock, and associated preferred stock purchase rights, are listed on the New York Stock Exchange under the symbol “BBG”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

See “ Risk Factors” on page 3 for information about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 30, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf process, we or holders of our securities may, over time, sell an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or holders of our securities may offer pursuant to this prospectus. Each time we or holders of our securities sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a complete understanding of the offering of securities, you should refer to the registration statement relating to this prospectus, including its exhibits. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any accompanying prospectus supplement or in any document incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date of the document containing the information.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Company,” “we,” “us” or “our” are to Bill Barrett Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings (File No. 1-32367) are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 Fifth Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the symbol “BBG.” Our reports, proxy statements and other information also may be read and copied at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information deemed to have been furnished to, and not filed in accordance with, SEC rules) until we sell all of the securities or until we terminate this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our Current Reports on Form 8-K filed on January 14, 2005; February 18, 2005; March 15, 2005; June 14, 2005; September 14, 2005; October 17, 2005; and December 13, 2005;

•	the description of our common stock contained in our Form 8-A registration statement filed on December 2, 2004, as amended on December 20, 2004; and

•	the description of our preferred share purchase rights contained in our Form 8-A registration statement filed on December 2, 2004, as amended on December 20, 2004.

You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at the following number:

Bill Barrett Corporation

Attention: Corporate Secretary

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

ABOUT OUR COMPANY

Bill Barrett Corporation (the “Company”, “we” or “us”) was formed in January 2002 and is incorporated in the State of Delaware. We explore for and develop oil and natural gas in the Rocky Mountain region of the United States. We have exploration and development projects in nine basins and a regional overthrust belt. Our management has an extensive track record with expertise in the full spectrum of Rocky Mountain plays. Our strategy is to maximize stockholder value by leveraging our management team’s experience in finding and developing oil and gas in the Rocky Mountain region to profitably grow our reserves and production, primarily through the drill-bit. Our principal executive offices are located at 1099 18th Street, Suite 2300, Denver, Colorado 80202, and our telephone number at that address is (303) 293-9100.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth in the documents incorporated by reference into this prospectus and in the supplements to this prospectus and all of the other information contained in this prospectus and in supplements to this prospectus before deciding to invest in our securities. The risks described are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect our company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and information incorporated into this prospectus contain forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;

•	identified drilling locations;

•	exploration and development drilling prospects, inventories, projects and programs;

•	natural gas and oil reserves;

•	ability to obtain permits and governmental approvals;

•	technology;

•	financial strategy;

•	realized oil and natural gas prices;

•	production;

•	lease operating expenses, general and administrative costs and finding and development costs;

•	future operating results; and

•	plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included in or incorporated into this prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target”, “seek”, “objective”, or “continue”, the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those listed in the “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

The specific allocation of the net proceeds of an offering of securities will be determined at the time of the offering and will be described in an accompanying prospectus supplement. In addition, this prospectus and any accompanying prospectus supplement may be used by selling securities holders to sell securities that they hold. We will not receive any proceeds from any such sales.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO FIXED CHARGES PLUS PREFERRED DIVIDENDS

For purposes of determining the ratios of earnings to fixed charges and combined fixed charges and preferred dividends (excluding any deemed dividends), earnings are defined as income (loss) before income taxes plus interest expense and amortization of debt related costs, and fixed charges are defined as interest expense, amortization of debt related costs, capitalized interest and expenses related to indebtedness.

	Nine Months Ended September 30, 2005		Fiscal Year Ended December 31,
			2004		2003		2002(1)
Ratio of earnings to fixed charges	1.6	x	0.4	x		(2)		(2)
Ratio of earnings to combined fixed charges and preferred dividends	1.6	x		(3)		(3)		(3)

(1)	Inception of the Company was January 7, 2002.

(2)	Earnings were inadequate to cover fixed charges by $2.9 million and $7.1 million for the fiscal years ended December 31, 2003 and 2002, respectively.

(3)	Earnings were inadequate to cover fixed charges and preferred dividends by $14.8 million, $15.5 million, and $11.5 million, respectively, for the fiscal years ended December 31, 2004, 2003 and 2002, respectively.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We may offer and sell, at any time and from time to time:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

•	shares of our common stock, par value $.001 per share;

•	shares of preferred stock, which may be issued in the form of depositary shares evidenced by depositary receipts;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	stock purchase contracts;

•	stock purchase units; or

•	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

Any debt securities issued using this prospectus (“Debt Securities”) will be our direct unsecured general obligations. The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures among us and Deutsche Bank Trust Company Americas (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called the “Indentures.”

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 2.05). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture.

The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt (“Senior Debt”). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

•	the title of the Debt Securities;

•	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

•	any limit on the aggregate principal amount of the Debt Securities;

•	the dates on which the principal of the Debt Securities will be payable;

•	the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

•	the places where payments on the Debt Securities will be payable;

•	whether the Debt Securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

•	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

•	whether the Debt Securities are defeasible;

•	any addition to or change in the Events of Default;

•	whether the Debt Securities will be issued pursuant to a medium-term note program;

•

whether the Debt Securities are convertible into our common stock, preferred stock or any of our other securities and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

•	any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

•	any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (Section 2.05).

The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by our company.

Debt Securities, including Original Issue Discount Debt Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement.

Senior Debt Securities

The Senior Debt Securities will be our unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness whether existing at the date of the Senior Indenture or subsequently incurred. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, the Senior Indenture will not limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our secured indebtedness and Senior Debt, including the Senior Debt Securities, whether existing at the date of the Senior Indenture or subsequently incurred (Article XIII of the Subordinated Indenture). The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•

the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•

the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “—Legal Defeasance and Covenant Defeasance.”

Conversion Rights

The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Denomination, Exchange and Transfer

We will issue the Debt Securities in fully registered form without coupons. The Debt Securities of each series will be issuable, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 2.08).

Registered securities of any series that are not Global Securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations.

You may present Debt Securities for registration of transfer, together with a duly executed form of transfer, at the office of the Registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of Debt Securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture. The Registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the Trustee as Registrar for each Indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of Debt Securities in addition to the Registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. We will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of Debt Securities. The Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement (Section 2.05). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 4.02).

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 2.09).

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture. Global Securities may be issued in either temporary or permanent form.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security, unless its terms so expressly permit, may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or

(3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Section 2.16).

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture (Section 2.16). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, any Trustee or any agent of ours will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest payment date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the regular record date for such interest (Section 2.14).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Debt Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole paying agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole paying agent for payment with respect to Subordinated Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each Place of Payment for the Debt Securities of a particular series (Section 4.02).

Subject to any applicable abandoned property law, all money paid by us to a paying agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 11.05).

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2) immediately before and after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met (Section 10.01).

Highly Leveraged Transaction

The general provisions of the Indentures do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving our company that may adversely affect holders of the Debt Securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “—Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6) Indebtedness of ourself, or any Restricted Subsidiary, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million;

(7) any judgment or decree for the payment of money in excess of $20.0 million is entered against us or any Restricted Subsidiary remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

(8) certain events of bankruptcy, insolvency or reorganization affecting us or any Restricted Subsidiary. (Section 6.01).

If an Event of Default (other than an Event of Default with respect to Bill Barrett Corporation described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default with respect to Bill Barrett Corporation described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Debt Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 6.01). For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity (Section 6.04). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 6.06).

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 6.04).

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 6.04).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 4.06).

Modification and Waiver

Modifications and amendments of an Indenture may be made by us and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however , that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

•	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

•	reduce the principal amount of, or any premium or interest on, any Debt Security;

•	reduce the amount of principal of an Original Issue Discount Debt Security or any other Debt Security payable upon acceleration of the Maturity thereof;

•	change the place of payment of principal of, or any premium or interest on, any Debt Security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

•

modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

•	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

•	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify such provisions with respect to modification, amendment or waiver (Section 9.02).

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 6.06). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 6.06).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

•

the principal amount of an Original Issue Discount Debt Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date; and

•

if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security.

Certain Debt Securities, including those owned by us or any of our Affiliates, will not be deemed to be Outstanding (Section 8.03).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1) either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article XI).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 11.02, relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance.”

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 11.02 applied to any Debt Securities, we will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

•

we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

•

no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “—Events of Default,” at any time until 121 days after such deposit;

•	such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•

in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

•

we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Section 11.03).

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 11.02 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6) and (7) under “—Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Section 11.02).

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Section 12.03).

Title

We, the Trustees and any of our agents may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 8.03).

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 12.04).

Book-Entry System

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities unless use of the book-entry system for such series of debt securities is discontinued.

To facilitate subsequent transfers, all debt securities of a series deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of a series of debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities in global form. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the debt securities in global form will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to a series of debt securities at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, debt security certificates in fully registered form are required to be printed and delivered to beneficial owners of the debt securities previously held in global form representing such debt securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

Neither we, the trustee nor any underwriters applicable to a series of debt securities will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in debt securities, or payments to, or the providing of notice to direct participants or beneficial owners.

So long as debt securities are in DTC’s book-entry system, secondary market trading activity in the notes will settle in immediately available funds. All applicable payments on debt securities issued in global form will be made by us in immediately available funds.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 150,000,000 shares of common stock of $.001 par value. As of December 31, 2005, there were a total of 43,571,262 shares of common stock outstanding. In addition, our board of directors has reserved 6,032,991 shares for issuance upon the exercise of options granted or that may be granted under our stock option and stock incentive plans.

Each share of common stock is entitled to one vote on all matters presented to the holders of common stock. Except as otherwise provided in our certificate of incorporation and bylaws or required by law, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast by all shares of common stock. Our certificate of incorporation and bylaws require a super-majority of the shares entitled to vote for the removal of a director or to adopt, repeal or amend certain provisions in our certificate of incorporation and bylaws. See “—Anti-Takeover Effects of Provisions of Delaware Law, our Certificate of Incorporation and Bylaws”. Cumulative voting is not allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. All outstanding shares of common stock and any shares sold and issued in this offering will be fully paid and nonassessable by us. Our board of directors is authorized to issue additional shares of common stock within the limits authorized by our certificate of incorporation and without stockholder action.

Preferred Stock

We have 75,000,000 shares of preferred stock authorized and no shares outstanding. The preferred stock may carry such relative rights, preferences and designations as may be determined by our board of directors in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by the board of directors in its sole discretion (without further approval or authorization by the stockholders), in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the board of directors. The relative rights and preferences that may be determined by the board of directors in its discretion from time to time, include but are not limited to the following:

•	the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

•	whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

•

the amount payable with respect to such series in the event of voluntary or involuntary liquidation; the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation; and the sinking fund provisions, if any, for the redemption or purchase of the shares of that series; and

•

the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders. Our board of directors adopted a shareholders’ rights plan that became effective upon the completion of our initial public offering, which will give the holders of our common stock the right to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share, in the event of certain unsolicited takeover activities. See “—Anti-Takeover Effects of Provisions of Delaware Law, our Certificate of Incorporation, and Bylaws—Shareholder Rights Plan”.

Approval by the stockholders of the authorization of the preferred stock gave the board of directors the ability, without stockholder approval, to issue these shares with rights and preferences determined by the board of directors in the future. As a result, the Company may issue shares of preferred stock that have dividend, voting and other rights superior to those of the common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that none of the directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the payment of unlawful dividends and certain other actions prohibited by the Delaware General Corporation Law; and

•	any transaction from which the director derived any improper personal benefit.

The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the director’s fiduciary duty of care, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.

Our bylaws also provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us.

Our bylaws also provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

•

we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements to which we are a party;

•

we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions; and

•	we are required to pay within 60 days reasonable amounts related to a settlement or judgment, subject to limited exceptions.

We have also entered into indemnification agreements with each of our current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification from us is sought. We are not aware of any threatened litigation that may result in claims for indemnification from us.

We currently have liability insurance for our directors and officers.

Anti-Takeover Effects of Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

General

Our certificate of incorporation and bylaws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the Delaware General Corporation Law, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. Provisions of the Delaware General Corporation Law and of our certificate of incorporation and bylaws could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Classified Board

Our certificate of incorporation and bylaws provide that our board of directors be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and bylaws also provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board.

Filling Board of Directors Vacancies; Removal

Our bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to us. Our certificate of incorporation and bylaws provide, in accordance with Delaware General Corporation Law, that the stockholders may remove directors only by a super-majority vote and for cause. We believe that the removal of directors by the stockholders only for cause, together with the classification of the board of directors, will promote continuity and stability in our management and policies and that this continuity and stability will facilitate long-range planning.

No Stockholder Action by Written Consent

Our certificate of incorporation and bylaws preclude stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the board.

Call of Special Meetings

Our bylaws provide that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution adopted by the board and not the stockholders.

Advanced Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received by our corporate secretary at our principal executive offices no later than the 60th day or earlier than the 90th day before the first anniversary of the preceding year’s annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder in order to be timely must be received no later than the close of business on the 90th day before the annual meeting or the tenth day following the day on which the date of the annual meeting is publicly announced. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Authorized but Unissued Shares

Our certificate of incorporation provides that the authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to various limitations imposed by the New York Stock Exchange. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Shareholder Rights Plan

Our board of directors has adopted a shareholder rights plan that became effective upon the closing of our initial public offering in December 2004. Generally, shareholder rights plans are designed to encourage potential acquirers to negotiate directly with the company’s stockholders’ elected board, which is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer and protect stockholders against unfair and abusive takeover tactics. Shareholder rights plans may prevent abusive takeovers that include hostile tender offers made at less than fair price and partial and two-tiered offers that discriminate among the company’s stockholders. Because a shareholder rights plan can be an effective tool in a hostile takeover attempt, we believe the adoption of such a plan is appropriately within the scope of our responsibilities. Our board of directors has approved a shareholder rights plan designed to prevent any potential acquirer from obtaining control of us without negotiating the terms of the transaction with our board of directors.

Under our shareholder rights plan, among other things, in the event of an acquisition of, or an announced tender offer for, 15% or more of our outstanding common stock, holders of our common stock will have been granted the right to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at an expected price of $150 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment. The plan provides exceptions for acquisitions of up to an additional 1% of our common stock by existing stockholders who held at least 15% of our stock at the time of the approval of the plan. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by a majority of our board of directors.

Although the shareholder rights plan is not intended to prevent acquisitions through negotiations with our board of directors, the existence of the shareholder rights plan may nevertheless discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. To the extent any potential acquirers are deterred by our shareholder rights plan, the plan may have the effect of preserving incumbent directors and management in office or preventing acquisitions of us. The shareholder rights plan will expire on June 30, 2014 unless extended by us or unless sooner redeemed or exchanged by us.

Delaware Business Opportunity Statute

As permitted by Section 122(17) of the Delaware General Corporation Law, our certificate of incorporation provides that the Company renounces any interest or expectancy in any business opportunity or transaction involving the oil or natural gas business in which any of the original institutional investors in the Company participate, or seek to participate. Our institutional investor stockholders required this provision in connection with their entering into the Series B preferred stock purchase agreement because they may have other investments in entities that conduct operations in the oil and natural gas industry.

Certificate of Incorporation and Bylaws

Pursuant to Delaware General Corporation Law and our certificate of incorporation, certain anti-takeover provisions of our certificate of incorporation may not be adopted, repealed or amended, in whole or in part, without the approval of at least 80% of the outstanding stock entitled to vote.

Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our bylaws provide that our bylaws can be amended by either our board of directors or the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our common stock.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this section prevents certain Delaware companies under certain circumstances, from engaging in a “business combination” with (1) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (2) an affiliate of an interested stockholder; or (3) an associate of an interested stockholder, for three years following the date that the stockholder became an “interested stockholder”. A “business combination” includes a merger or sale of 10% or more of our assets. However, the above provisions of Section 203 do not apply if (1) our board approves the transaction; (2) after the completion of the transaction that resulted in the stockholder becoming an “interested stockholder”, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors and certain employee benefit plans; or (3) on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the “interested stockholder”. This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in a prospectus supplement relating to the particular issue of securities warrants. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants.

We have summarized selected provisions of the securities warrant agreements. A prospectus supplement relating to a particular issue of securities warrants will contain the terms of and information relating to that issue of securities warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of securities warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the number of shares and series of preferred stock or depositary shares purchasable upon the exercise of securities warrants to purchase preferred stock or depositary shares and the price at which such number of shares of such series of preferred stock or depositary shares may be purchased upon such exercise;

•	the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such securities warrants;

•	the amount of securities warrants outstanding as of the most recent practicable date; and

•	any other terms of such securities warrants.

Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with a prospectus supplement relating to the particular issue of securities warranties.

Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock, preferred stock, depositary shares or other securities at such exercise price as shall in each case be set forth in, or calculable from, a prospectus supplement relating to the securities warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised securities warrants will become void. The place or places where, and the manner in which, securities warrants may be exercised shall be specified in a prospectus supplement relating to such securities warrants.

Prior to the exercise of any securities warrants to purchase debt securities, common stock, preferred stock or depositary shares, holders of such securities warrants will not have any of the rights of holders of debt securities, common stock, preferred stock or depositary shares, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in any applicable indenture, or to receive payments of dividends, if any, on the common stock, preferred stock or depositary shares purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

An accompanying prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Patton Boggs LLP. Legal counsel to any underwriters may pass upon certain legal matters for such underwriters. Attorneys at Patton Boggs LLP collectively own approximately 28,140 shares of our common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Information incorporated by reference in this prospectus regarding our estimated quantities of natural gas and oil reserves were prepared by us. Our reserve estimates were reviewed in part by Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc., independent petroleum engineers, as stated in their respective review reports with respect thereto and are incorporated herein upon the authority of those firms as experts in petroleum engineering.